Exhibit 2.1

ASSET ACQUISITION AGREEMENT

dated November 25, 2006

FOR THE ACQUISITION OF

Certain of the

Assets Related to Nipent®

By and among

MAYNE PHARMA plc

And

SUPERGEN, INC. and EUROGEN PHARMACEUTICALS, LTD.

ASSET ACQUISITION AGREEMENT

This Asset Acquisition Agreement (this “Agreement”), dated as of November 25, 2006, is by and among Mayne Pharma plc, a company incorporated and registered in England and Wales and/or its designee(s) (“Buyer”), EuroGen Pharmaceuticals, Ltd., a company incorporated and registered in England and Wales (“EuroGen”), and SuperGen, Inc., a Delaware corporation (“Seller”).

BACKGROUND: Seller and EuroGen are in the business of marketing, promoting, selling and distributing the Product (as defined below) in the Territory (as defined below) (collectively, “Seller Business”).  On June 21, 2006, Seller and Mayne Pharma (USA) Inc. entered into a separate Asset Acquisition Agreement, pursuant to which Seller has agreed to sell to Mayne Pharma (USA) Inc., among other things, certain assets used by Seller in marketing, promoting, selling, and distributing the Product in the United States, Canada and Mexico (the “U.S. Agreement”).  The parties desire that Seller and EuroGen (to the extent EuroGen holds any right, title or interest therein) sell and Buyer buys substantially all of the assets, tangible and intangible, related to the Seller Business, all on the terms and subject to the conditions set forth in this Agreement.

Intending To Be Legally Bound, in consideration of the foregoing and the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto agree as follows:

SECTION 1. DEFINED TERMS

Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1 as follows:

1.1                               “API” means the active pharmaceutical ingredient of the Product, pentostatin.

1.2                               “Asset” means any real, personal, mixed, tangible or intangible property of any nature including prepayments, deposits, escrows, Tangible Property, Contract Rights, Intangibles, Marketing Authorizations, Product Registrations, Regulatory Documentation, goodwill, claims, causes of action and other legal rights and remedies.

1.3                               “Books and Records”  means copies of all paper and electronic versions of files, documents, instruments, papers, books, ledgers, plans, correspondence, memoranda, maps, diagrams, photographs, and videotapes, in each case (i) created in the three years prior to the Closing Date and (ii) only to the extent exclusively pertaining to the Specified Assets or Product (other than Marketing Materials, Regulatory Documentation and Product Registrations), but in all events excluding invoices as well as any of the foregoing items that refer to financial data.

1.4                               “Change of Control” shall mean the direct or indirect acquisition of either (i) the majority of the voting stock of such party, or (ii) all or substantially all of the assets of such party, by another entity in a single transaction or series of related transactions if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such transaction or series of related transactions is owned by persons who were not stockholders of such party immediately prior to such transaction or series of related transactions.

1.5                               “cGMP” means current good manufacturing practice in accordance with the Guidelines of the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH), as amended from time to time, as applied by the Relevant Regulatory Authority.

1.6                               “Claims Adjustment” has the meaning specified in Section 3.2.2.

1.7                               “Clinical Trial Agreement” has the meaning specified in Section 4.8.1.

1.8                               “Closing Payment” has the meaning specified in Section 3.1.1.

1.9                               “Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

1.10                        “Contract” means any written or oral contract, agreement, instrument, order, arrangement, or commitment including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

1.11                        “Contract Right” means any right, power or remedy of any nature under any Contract including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party’s Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

1.12                        “Deferred Payments” has the meaning specified in Section 3.3.1.

1.13                        “Deferred Payment Year” has the meaning specified in Section 3.3.1.

1.14                        “Development Plan Payments” has the meaning specified in Section 2.1.3(A).

1.15                        “EMEA” means the European Medicines Agency.

1.16                        “Employment Regulations” means the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 or any other local enactment of the European Community Acquired Rights Directive (77/187/EEC, as amended by Directive 98/50 EC and consolidated in 2001/23/EC).

1.17                        “Encumbrance” means any lien, superlien, security interest, pledge, right of first refusal, charge (fixed or floating), trust, right of set off, mortgage, easement, covenant, restriction, reservation, prior assignment, or other encumbrance, claim, burden or charge of any nature (whether legal or equitable).

1.18                        “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

1.19                        “Environmental Laws” means all applicable Laws (including consent decrees and administrative orders) relating to the public health and safety and protection of the environment including those governing the use, generation, handling, storage and disposal or cleanup of Hazardous Substances, all as amended.

1.20                        “GAAP” means generally accepted accounting principles under current United States accounting rules and regulations, consistently applied.

1.21                        “Good Distribution Practices” means the current good distribution practices as promulgated under Applicable Law, including any applicable guidance on good distribution practices adopted pursuant to Article 84 of Directive 2001/83/EC, in particular the European Commission’s Guidelines on Good Distribution Practice of Medicinal Products for Human Use.

1.22                        “Governmental Body” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) national, federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including, without limitation, the EMEA) and any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal (including a judicial tribunal); or (d) multi-national organization or body.

1.23                        “HMRC” means HM Revenue and Customs in the United Kingdom.

1.24                        “Hazardous Substance” means any substance, waste, contaminant, pollutant or material that has been determined by any Governmental Body to be capable of posing a risk of injury or damage to health, safety, property or the environment including (a) all substances, wastes, contaminants, pollutants and materials defined, designated or regulated as hazardous, dangerous or toxic pursuant to any Law, and (b) asbestos, polychlorinated biphenyls (“PCBs”), petroleum, petroleum products and urea formaldehyde, and toxic mold.

1.25                        “Holdback Amount” has the meaning specified in Section 3.2.2.

1.26                        “including” means including but not limited to.

1.27                        “Indemnification Holdback Amount” has the meaning specified in Section 3.2.2.

1.28                        “Indemnification Holdback Period” has the meaning specified in Section 3.2.2.

1.29                        “Independent Accountant” means a nationally or internationally recognized accounting firm (other than a firm which has provided services to Buyer, EuroGen or Seller)

mutually agreed upon by Buyer, EuroGen and Seller; provided, however, that should the parties be unable to agree on such accounting firm within thirty days after the determination of need for such Independent Accountant pursuant to Section 9.9 hereof, such firm shall be determined in Buyer’s reasonable discretion (it being agreed that such firm selected by Buyer shall not have provided services to Buyer, EuroGen or Seller).

1.30                        “Insurance Policy” means any product liability insurance policy.

1.31                        “Intangible” means any and all of the following and any and all rights and interests in, arising out of, or associated therewith, throughout the world: (a) all domain names, logos, symbols, corporate names, fictitious names, trademarks, trademark applications, service marks, service mark applications, trade names, trade dress, brand names, product names, and slogans, and all goodwill associated therewith and/or symbolized thereby; (b) all inventions (whether patentable or not), formulas, algorithms, methods, processes, discoveries, invention disclosures and trade secrets; (c) all patents and patent applications and all reissues, substitutes, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (d) copyrights, copyright registrations, renewals, and applications therefor, and all other rights corresponding thereto, including rights in designs (whether or not registered or pending); (e) all websites, and all designs related thereto; (f) all rights in databases and data collections; (g) all moral, integrity, paternity, and economic rights of authors and inventors, however denominated; (h) any similar or equivalent rights to any of the foregoing, whether or not in use, under development or design, or inactive; and (i) the right to sue for past, present, and future infringement of any or all of the foregoing and to retain any damages awarded pursuant to such action.

1.32                        “Inventory” means the API applicable to the Product together with all inventory of raw materials (including, without limitation, all crude unpurified pentostatin), packaging materials (including vials and stoppers), all work in progress related to the Product and all finished goods inventory of the Product, whether held at a location or facility of EuroGen or Seller (or of any other Person on behalf of EuroGen or Seller) or in transit to or from EuroGen or Seller (or any such other Person) ), including, without limitation, any inventory or packaging materials repurchased from Wyeth pursuant to the Wyeth Distribution Agreement.

1.33                        “Inventory Purchase Price” shall have the meaning set forth in Section 3.4.

1.34                        “Judgment” means any order, writ, injunction, citation, award, decree or other judgment of any nature of any Governmental Body.

1.35                        “knowledge of Seller” or “Seller’s Knowledge” and similar phrases mean that none of EuroGen, Seller, or the directors or officers of EuroGen or Seller, respectively (including Michael Molkentin and Ed Jacobs) or Mark Lewis has any actual knowledge after due inquiry that the statement made is incorrect.

1.36                        “Law” means any provision of any foreign, national, supra-national, federal, state or local law, statute, ordinance, treaty, code, rule, or regulation, including common law.

1.37                        “Local Representative” means a company (other than the Marketing Authorisation holder) registered with a Relevant Regulatory Authority to sell the Product on behalf of the Marketing Authorisation holder in that Market.

1.38                        “Market” means each country or jurisdiction in the Territory for which a Marketing Authorization is set forth on Schedule 1.39.

1.39                        “Marketing Authorization” means each grant of registration approval or license provided by the Relevant Regulatory Authority with respect to each country or jurisdiction in the Territory for the importation, storage, promotion, sale or distribution of the Product in such country or jurisdiction.  Schedule 1.39 sets forth a complete list of all Marketing Authorizations.

1.40                        “Marketing Materials” means all paper and electronic versions of all market research, marketing plans, media plans, advertising, marketing related clinical study plans and results, form letters and medical queries, promotion and sales training materials, customer lists, supplier lists, labeling, package inserts and posters and abstract displayed or circulated at medical conferences or meetings, display materials, trade show booth panels, banners, stands and the like, and information with respect to sales of the Product (including, without limitation, to doctors, group purchasing organizations (GPOs) and pharmacists), marketing books and records owned by Seller or EuroGen and only to the extent exclusively pertaining to the marketing and promotion of the Product.

1.41                        “Market Transfer Date” means the date upon which the Relevant Regulatory Authority in any Market approves the transfer of the Marketing Authorization in that Market to Buyer.

1.42                        “Material Adverse Effect” means any adverse effect on (a) the financial condition, or financial performance directly related to the manufacture, promotion and sale of the Product, or (b) the Specified Assets, or (c) any of the assets of third parties which are used in and are material to the Seller Business and are not readily replaceable; which adverse effect is or will be material, to the Seller Business as a whole, including, without limitation, circumstances that would reasonably be expected to make accomplishment of the Sigma Aldrich Conditions unlikely or impossible.

1.43                        “Multi-Product Contracts” has the meaning specified in Section 4.8.3.

1.44                        “Net Sales” means the gross amount invoiced on sales of the Product within the Territory, less reasonable and customary deductions for (a) credits for returns, including withdrawals and recalls; (b) sales rebates and chargebacks; (c) sales, value-added and other taxes (but in the case of value added taxes only to the extent such taxes are not reimburseable or refundable); (d) customs duties on sales made by such seller to the customer; (e) wholesaler fee-for-service discounts; and (f) group purchasing organization (GPO) fees; but in the case of (a) and (b) only to the extent accrued under accounting principles generally accepted for deductions to be actually given to and taken by the customer, and in the case of (c) and (d) only to the extent separately itemized or attributable to the product sale and paid by the customer or Buyer to a government agency.  If a Product is sold for consideration other than solely cash, the fair market value of such other consideration shall be included in the calculation of Net Sales.  For purposes of calculating Net Sales, transfers of a Product to an Affiliate for end use by such Affiliate in a country within the Territory shall be treated as a sale at the greater of the actual Net Sales and the average Net Sales price for fully arms-length sales of such Product in such country during the applicable calendar quarter.

1.45                        “Obligation” means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

1.46                        “Permit” means any license, permit, approval, certification, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any Governmental Body.

1.47                        “Permitted Encumbrances” means (i) any Encumbrance for inchoate mechanics’ and materialmen’s liens for construction in progress and workmen’s, repairmen’s warehousemen’s and carrier’s liens arising in the ordinary course of business, and (ii) any Encumbrance for Taxes not yet due and payable.

1.48                        “Person” means any individual, Entity or Governmental Body.

1.49                        “Privacy Law” means any Law pertaining to the privacy of any Person, including, without limitation, the European Data Protection Directive (95/46/EC), the implementing laws of each of the member states of the European Union, and any rules or regulations promulgated under any such Law.

1.50                        “Proceeding” means any demand, claim, suit, action, litigation, investigation,  arbitration or administrative enforcement hearing.

1.51                        “Product” means, collectively, each of the following within the Territory: (i) the drug to which each Marketing Authorization set forth on Schedule 1.39 relates (such drug referred to herein as “Nipent®”), in whatever formulation; and (ii) any drugs owned by Seller or EuroGen other than Nipent® for which the active ingredient is pentostatin and the indication for use is to treat an oncological disease or Graft Versus Host Disease (collectively, “Seller Pentostatin-Based Oncology Drugs”), in whatever formulation.

1.52                        “Product Registrations” means the approvals, registrations, applications, licenses and Permits (including, but not limited to, each dossier, Marketing Authorization application, Marketing Authorization, variation, pricing or reimbursement approval, and European Drug Master File) for the Product which have been prepared, submitted and/or approved (including in preliminary and/or draft form, if applicable) in order lawfully to manufacture (or have manufactured), market, distribute, or sell the same in the Territory, each of which is set forth on Schedule 1.52 attached hereto.

1.53                        “Regulatory Documentation” means all (a) regulatory filings and supporting documents, chemistry, manufacturing and controls data and documentation (including, but not limited to, batch records, master batch production records, standard operating procedures, testing logs, sample logs, laboratory logs, and stability logs) in each case to the extent pertaining to the Product, preclinical or clinical studies or tests for the Product, (b) records maintained under record-keeping or reporting requirements of any Governmental Body, including any Relevant Regulatory Authority, with respect to the Product, (c) the complete complaint, adverse event and medical inquiry filings with respect to the Product, (d) all documentation relating to any Relevant Regulatory Authority or any other Governmental Body inspections to the extent pertaining to the Product and any written communication with any Relevant Regulatory Authority or any other Governmental Body to the extent pertaining to the Products, including correspondence and written minutes of telephone calls or meetings, and (e) all documentation related to any Relevant Regulatory Authority or any other Governmental Body inspections of the facilities of ChemWerth USA, King Pharmaceuticals, Sigma Aldrich Corp., American Type Culture Collection, Tetrionics, Hauser, Wyeth or Livingston, or any other Entity conducting material activities relating to the manufacture or sale of the Product, in each of (a) through (e) only to the extent (i) Seller or EuroGen possess and can legally transfer such information, and (ii) such information exclusively pertains to the Product in the Territory, and in all events exclusive of Product Registrations.

1.54                        “Relevant Regulatory Authority” in relation to a country or jurisdiction in the Territory, means the Governmental Body, whether national, federal, state or local, including, without limitation, the EMEA and European Commission, regulating the development, importation, manufacture, marketing, sale and/or distribution of therapeutic substances and the grant of Marketing Authorization in such country or jurisdiction.

1.55                        “Seller Intangibles” means any and all Intangibles within the Territory that are owned by Seller or EuroGen or licensed to Seller or EuroGen from any Third Party (i) that are set forth on Schedule 1.55 or (ii) that otherwise exclusively pertain to the Product.

1.56                        “Sellers’ Monthly Volume” means the average monthly unit sales volume of Seller or EuroGen and their distributors, including, without limitation, Wyeth, for the Product for the twelve months ended on the date hereof.

1.57                        “Sigma Aldrich Agreement” has the meaning specified in Section 2.1.3(A).

1.58                        “Sigma Aldrich Conditions” has the meaning specified in Section 3.2.1.

1.59                        “Specified Assets” has the meaning specified in Section 2.1.2 hereof.

1.60                        “Specified Contracts” has the meaning specified in Section 4.8.1.

1.61                        “Specified Liabilities” has the meaning specified in Section 2.1.3 hereof.

1.62                        “Supply Holdback Amount” has the meaning specified in Section 3.2.1.

1.63                        “Tangible Property” means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

1.64                        “Tax” means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, workers compensation, unemployment compensation, social security, retirement, escheat, unclaimed property or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charges of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

1.65                        “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax, including any amendment thereto.

1.66                        “Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

1.67                        “Transition Services Agreement” has the meaning specified in Section 8.1.11(c).

1.68                        “Territory” means all countries and jurisdictions worldwide, except for (i) the fifty states of the United States of America, the District of Columbia, and all territories and possessions of the United States of America (including, without limitation, Puerto Rico), (ii) Canada, and (iii) Mexico.

1.69                        “Third Party” means any Person other than the Buyer, the Seller, EuroGen, any of their respective affiliates or any successors, assigns or express licensees of Buyer, Seller, EuroGen or their respective affiliates.

1.70                        “U.S. Drug Safety Agreement” means that certain Drug Safety Agreement dated August 22, 2006 by and between Seller and Buyer.

1.71                        “Validation” means confirmation that from an administrative (and not substantive) perspective, all of the documents required by a Relevant Regulatory Authority for a filing with such Relevant Regulatory Authority have been included in a package to be submitted to that Relevant Regulatory Authority.

1.72                        “VAT” means value added tax chargeable in the European Union or under the VATA or under any legislation replacing it or under any legislation which the VATA replaced or equivalent tax levied elsewhere in the world and further means value added tax at a rate in force when the relevant supply is made and any tax of a similar nature which is introduced in substitution for such value added tax.

1.73                        “VATA” means the Value Added Tax Act 1994 in the United Kingdom.

1.74                        “Wyeth Distribution Agreement” means the Amended and Restated Supply and Distribution Agreement related to the Product by and between Wyeth and Seller effective June 1, 2006, as amended from time to time.

SECTION 2. THE TRANSACTION

2.1                               Sale and Purchase of Specified Assets.

On the Closing Date, effective to the fullest extent possible at 12:01 a.m. Eastern Time on the Closing Date, subject to the other terms and conditions of this Agreement, Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase, all right, title and interest in and to all of the Seller Assets, free and clear of any Encumbrances, other than Permitted Encumbrances.  At the Closing, Seller shall (and Seller shall cause EuroGen to) assign to Buyer, and Buyer shall assume, the Specified Liabilities of Seller and EuroGen.

2.1.1.                  Seller Assets.  Subject to Section 2.1.2 hereof, the “Seller Assets” means all Assets (within the Territory) of Seller owned (legally or beneficially) and exclusively pertaining to the Product as of the Closing Date, wherever located within the Territory and whether or not reflected on Seller’s books and records set forth in subsections (A) through (K) below (but excluding (a) the Assets specifically excepted below, (b) those Assets defined as Specified Assets under the U.S. Agreement, and (c) those Assets listed on Schedule 2.1.1, which Schedule 2.1.1 shall set forth those assets owned by Seller that are material to the Seller Business but are not among the assets being sold, transferred, conveyed and assigned to Buyer) (collectively, such items expressly excluded below and contained on Schedule 2.1.1 shall be referred to herein as the “Excluded Assets”):

(A)                               All rights, title and interest in and to the Product, exclusive of Seller Intangibles.

(B)                               All Seller Intangibles of Seller.

(C)                               All Product Registrations, Marketing Authorizations and Regulatory Documentation of Seller, whether or not in the name of or held in trust by EuroGen.

(D)                               All Marketing Materials and Books and Records of Seller.

(E)                                 All rights, title and interest in and to prepaid establishment fees and prepaid product fees with respect to the Product.

(F)                                 All of Seller’s prepayments exclusively pertaining to the Seller Business (including prepaid purchase orders) but excluding all prepaid premiums and other prepayments and deposits, in each case, with respect to Seller’s Insurance Policies, Seller’s Group Insurance plans and Seller’s Retirement Plans.

(G)                               All of Seller’s Tangible Property set forth in Schedule 2.1.1(G) used by Seller or EuroGen exclusively in connection with the Seller Business.

(H)                               All of Seller’s and EuroGen’s Contract Rights under the Specified Contracts exclusive of Multi-Product Contracts and further excluding Contract Rights under (1) this Agreement and any other Contracts entered into by Seller or EuroGen with Buyer in connection with the transactions contemplated by this Agreement; (2) Contracts that constitute or evidence Employee Benefit Plans of Seller or EuroGen, (3) all Contracts relating to the acquisition of Seller or any of Seller’s predecessors or affiliates, provided that the Seller Assets shall include the rights of either Seller or EuroGen with respect to all indemnification, noncompetition, nondisclosure and other restrictive covenants made for the benefit of Seller or EuroGen or its or their predecessors in any such Contract; and (4) all Contract Rights under any Specified Contracts requiring a Consent that is not obtained on or before the Closing Date (“Non-Assigned Contracts”); provided that, once such Consent is obtained, the Contract Rights under such Non-Assigned Contract (but excluding Multi-Product Contracts) shall be deemed, automatically and without further action by the parties, to be included in the Seller Assets as of the date such Consent is delivered to Buyer.

(I)                                    All of Seller’s goodwill with respect to the Product.

(J)                                 Content of databases (including with respect to clinical trials and data with respect thereto), applicable drug information and data exclusively pertaining to the Product, in all cases excluding such items included as part of the Regulatory Documentation.

(K)                               All of Seller’s claims, causes of action and other legal rights and remedies, whether or not known as of the Closing Date, with respect to Seller’s ownership of the Seller Assets or the operation of the Seller Business, but excluding causes of action and other legal rights and remedies of Seller (1) against Buyer with respect to the transactions contemplated by this Agreement; (2) relating to Seller’s Assets not included in the Seller Assets or to Seller’s liabilities not included in the Specified Liabilities; and (3) relating to refunds of Taxes.

2.1.2.                  EuroGen Assets.  On the Closing Date, effective to the fullest extent possible at 12:01 a.m. Eastern Time on the Closing Date, subject to the other terms and conditions of this Agreement, EuroGen shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase all right, title and interest in and to all of Inventory owned by EuroGen, free and clear of any Encumbrances, other than Permitted Encumbrances (the Seller Assets and the Inventory shall be referred to collectively herein as the “Specified Assets”).  For purposes of this Agreement, it is acknowledged that all Assets of the Seller Business that are within the categories of Assets that are included within the Seller Assets (other than Inventory) to which EuroGen holds legal title are held in trust for the benefit of Seller and are included within the Seller Assets referenced in Section 2.1.1.

2.1.3.                  Specified Liabilities of Seller and EuroGen.  On the Closing Date for those Contracts assigned on the Closing Date as specified on Schedule 2.1.3 as Contracts to be assigned on the Closing Date, or on the applicable date of assignment for those Contracts assigned on some other date as set forth on Schedule 2.1.3, as the case may be, Seller and EuroGen shall assign to Buyer, and Buyer shall assume, the Specified Liabilities of Seller and EuroGen; provided, however, that the Specified Liabilities shall not include any Specified Liabilities under the U.S. Agreement (as defined pursuant to the U.S. Agreement).  The “Specified Liabilities” of Seller and EuroGen means the following specifically described liabilities of Seller or EuroGen as of the Closing Date or the applicable date of assignment:

(A)                               The liabilities of either Seller or EuroGen under those Specified Contracts as set forth on Schedule 2.1.3 (provided, however, that any such liabilities shall only be assumed at such time as such Specified Contract is assigned to Buyer in accordance with Schedule 2.1.3) related to the Product and the Seller Business to which either Seller or EuroGen is a party, provided that the incurrence or existence of any such liability or Contract does not constitute a breach or failure of, or a default under, any representation, warranty, covenant or other provision of this Agreement, but only to the extent that such liabilities arise in the ordinary course of performing such Specified Contracts, in accordance with their respective terms, after the Closing Date or the applicable date of assignment for such Contract, as the case may be, and are not due to any breach or default by either Seller or EuroGen under any such Specified Contract.  Notwithstanding the foregoing, the Specified Liabilities of Seller and EuroGen shall not include the liabilities of Seller or EuroGen under (1) this Agreement or any other Contracts entered into by either Seller or EuroGen with Buyer in connection with the transactions contemplated by this Agreement; (2) any Contracts that constitute or evidence Employee Benefit Plans of either Seller or EuroGen, (3) any Contracts relating to the acquisition of Seller or any of Seller’s predecessors or affiliates; (4) any Non-Assigned Contracts unless and until such contracts constitute part of the Specified Assets as contemplated by Section 2.1.1(H); (5) any remaining payments (the “Development Plan Payments”), whether known or unknown, in connection with the Development Plan contemplated by the Drug Substance Validation and Supply Agreement (the “Sigma Aldrich Agreement”) dated October 5, 2004 between Seller and Sigma Aldrich (F/K/A Tetrionics, Inc.), and (6) any spending obligations under any existing Clinical Trial Agreements.

2.2                               No Other Liabilities.  Notwithstanding any other provisions of this Agreement, Buyer shall not purchase the Specified Assets subject to, and Buyer shall not in any manner assume or be liable or responsible for any Obligations of Seller or EuroGen other than the Specified Liabilities.  All Obligations of Seller or EuroGen other than the Specified Liabilities shall remain the sole responsibility of Seller or EuroGen, as the case may be, and Seller or EuroGen shall pay and discharge such Obligations in full as the same become due.  Without limiting the generality of the foregoing, and in addition to the liabilities excluded from the Specified Liabilities under Section 2.1.3 hereof, Buyer shall not in any manner assume or be liable or responsible for, or acquire any Assets of Seller or EuroGen subject to, any of the following Obligations of Seller or EuroGen identified in this Section 2.2 and the Obligations set forth on Schedule 2.2 attached hereto:

2.2.1.                  Affiliates. Any Obligation to a shareholder or any current or former shareholder, member, partner, director or controlling Person of either Seller or EuroGen, or to any other Person affiliated with either Seller or EuroGen, or either of their affiliates and predecessors including Obligations for dividends declared but not paid.

2.2.2.                  Taxes. Except as otherwise provided in Sections 3.5 and 9.4(a), any Obligation for any Tax of either Seller or EuroGen including, (a) any Tax payable by either Seller or EuroGen with respect to the operation of the Seller Business; (b) any Tax payable by any Seller or EuroGen with respect to the ownership, possession, purchase, lease, sale, disposition or use of any of Seller’s or EuroGen’s Assets at any time on or before the Closing Date; and (c) any Tax of either Seller or EuroGen resulting from the sale of the Specified Assets to Buyer or otherwise resulting from the transactions contemplated by this Agreement.

2.2.3.                  Post-Closing.  Any Obligation of Seller or EuroGen that is incurred or arises after the Closing Date, or that relates to any Proceeding of either Seller or EuroGen or other event that occurs or circumstances that exist after the Closing Date, but in all events subject to Section 9.6.

2.2.4.                  Transaction Related.  Any Obligation that was or is incurred in connection with the negotiation, execution or performance of this Agreement and any other Contracts entered into between Buyer and Seller and/or EuroGen, or among Seller, EuroGen, Buyer and other parties, in connection with the transactions contemplated by this Agreement.

2.2.5.                  Defaults.  Any Obligation, the incurrence or existence of which constitutes or will constitute a breach or failure of, or a default under, any representation, warranty, covenant or other provision of this Agreement including any Obligation, whether or not known to Seller or EuroGen, that has not been disclosed to Buyer in writing in this Agreement or the Schedules and Exhibits hereto.

2.2.6.                  Employees.  Any Obligation to any or all employees or contractors of Seller or EuroGen including Obligations for accrued vacation and sick pay, accrued but unpaid bonuses, and Obligations under either Seller’s or EuroGen’s payroll savings, profit sharing and/or other retirement plans, Obligations under either Seller’s or EuroGen’s Group Insurance Plans and Obligations for severance pay and other termination benefits.

2.2.7.                  Infringement.  Any Obligation with respect to either Seller’s or EuroGen’s (or any of their respective predecessors’) infringement or alleged infringement, violation, or misappropriation of any Intangible of any Person.

2.2.8.                  Encumbrances.  Any Encumbrance on or affecting Seller’s or EuroGen’s Assets including the Specified Assets, other than Permitted Encumbrances.

2.2.9.                  Debt.  Any Obligations for borrowed money or other debt (including debt owed to affiliates or third parties other than Specified Liabilities).

2.2.10.           Multi-Product Contracts.  Any Obligations of either Seller or EuroGen pursuant to Multi-Product Contracts.

2.2.11.           Product Liability and Warranty Claims.  Any Obligations of either Seller or EuroGen arising from product warranties or product liability claims with respect to the Product invoiced, sold or shipped by either Seller or EuroGen on or prior to the Closing Date.

2.2.12.           Rebates, Returns, Recalls.  Any Obligations of either Seller or EuroGen for discounts, chargebacks, returns, recalls, rebates and similar items under Section 9.6.

2.2.13.           Development Plan Payments.  Any Obligations related to the Development Plan Payments.

SECTION 3. Purchase Price

3.1                               Purchase Price and Allocation.

3.1.1.                  Subject to the adjustments described in this Section 3, the total purchase price for the Seller Assets (“Purchase Price”) shall consist of: (a) (i) a payment of immediately available funds (the “Closing Payment”) in an amount equal to three million seven hundred fifty thousand dollars ($3,750,000) (comprised of $5,000,000 minus the $1,000,000 Supply Holdback Amount, minus the $250,000 Indemnification Holdback Amount), payable at the Closing by Buyer to Seller, plus (ii) the Holdback Amount (which Holdback Amount shall be governed by Section 3.2 hereof), plus (iii) VAT, if any; (b) the Deferred Payments, payable in accordance with Section 3.3; and (c) the assumption of the Specified Liabilities by Buyer.  Each party shall allocate the Purchase Price (including the capitalizable Specified Liabilities) and report such allocation on its respective tax returns as it deems appropriate and in accordance with applicable Law.

3.1.2.                  At Closing, for the Inventory, Buyer shall pay to EuroGen the Inventory Purchase Price.

3.2                               Holdback Amount.  At the Closing, Buyer shall retain the amounts set forth below in accordance with the following:

3.2.1.                  Supply Holdback.

(a)                                  At the Closing, Buyer shall retain One Million Dollars ($1,000,000) of the Purchase Price (the “Supply Holdback Amount”) to be held until such time as: (i) a variation has been approved in each of France, Spain, Germany, Italy and the United Kingdom authorizing Sigma Aldrich or Buyer to manufacture purified pentostatin, and (ii) a supply agreement on commercially reasonable terms (including commercially reasonable terms with respect to quality) is offered by Sigma Aldrich to Buyer with respect to such purified pentostatin (it being agreed that Buyer shall enter into such commercially reasonable supply agreement if offered), provided that if this condition (ii) is satisfied under Section 3.2.1 of the U.S. Agreement it shall be deemed satisfied under this Agreement, and (iii) after entering into such commercially reasonable supply agreement, Buyer shall have received first delivery of the purified pentostatin and shall have accepted such delivery pursuant to the terms of such supply agreement, provided that if this condition (iii) is satisfied under Section 3.2.1 of the U.S. Agreement, it shall be deemed satisfied under this Agreement (collectively, such items reflected in (i) - (iii) above shall be referred to as “Sigma Aldrich Conditions”).  Each of Buyer on the one hand and Seller and EuroGen on the other hand shall use commercially reasonable efforts (and assist as reasonably necessary or desirable) to cause the Sigma Aldrich Conditions to be satisfied; provided, however, that this obligation to use commercially reasonable efforts shall not require Buyer to enter into a supply agreement that is not commercially reasonable;

(b)                                  Buyer shall promptly pay to Seller the Supply Holdback Amount upon full satisfaction of the Sigma Aldrich Conditions; provided, however, that the Purchase Price shall be reduced by, and neither Seller nor EuroGen shall have any right to, the Supply Holdback Amount upon the passage of September 30, 2007 if at such time no inventory of pentostatin exists in either the United States or the EU that may be released in the EU (“Stock Out”) or if inventory of pentostatin does exist as of September 30, 2007 in either the United States or the EU that may be released in the EU, then the date that a Stock Out occurs thereafter (the “Nipent® Stock Out Date”) without the full satisfaction of the Sigma Aldrich Conditions; provided, further, that if Buyer secures supply of purified pentostatin prior to the Nipent® Stock Out Date from a source other than Sigma Aldrich and Seller reimburses Buyer for actual costs incurred by Buyer in connection with securing such supply as required by the U.S. Agreement, then Seller shall be entitled to payment of the Supply Holdback Amount within five (5) days of the date of reimbursement by Seller.

3.2.2.                  Two Hundred Fifty Thousand Dollars ($250,000) (the “Indemnification Holdback Amount” and together with the Supply Holdback Amount, the “Holdback Amount”) shall be held by Buyer to secure Seller’s and/or EuroGen’s indemnification obligations pursuant to this Agreement.  The Purchase Price shall be reduced by the full aggregate amount (the “Claims Adjustment”) owed to Buyer by Seller and/or EuroGen as a result of any Claims (as defined in Section 10.2) arising during the period commencing on the Closing Date and ending eighteen (18) months following the Closing Date (“Indemnification Holdback Period”).  If the Claims Adjustment is less than the amount of the Indemnification Holdback Amount, then Buyer shall pay to Seller and/or EuroGen the amount by which the Indemnification Holdback Amount exceeds the Claims Adjustment.  If the Claims Adjustment is more than the Indemnification Holdback Amount, then Buyer shall retain the full amount of the Indemnification Holdback Amount, and Seller and/or EuroGen shall promptly pay to Buyer the amount by which the Claims Adjustment exceeds the amount of the Indemnification Holdback Amount, subject to applicable indemnification caps contained in Section 10 of this Agreement.  If any Claims are disputed and pending at the termination of the Indemnification Holdback Period, Buyer shall have the right, upon notice to Seller and EuroGen, to withhold payment of the applicable portion of the Indemnification Holdback Amount, until final determination of such pending Claims.  Upon such final determination, the balance of the Indemnification Holdback Amount, if any, remaining after satisfaction of the disputed and pending Claim(s) shall be promptly paid to Seller.

3.3                               Deferred Payments.

3.3.1.                  Each twelve month period ended on each of the first, second, third, fourth and fifth anniversaries of the Closing Date shall be referred to as a “Deferred Payment Year” and collectively as the “Deferred Payment Years.”  Subject to setoff rights contained in Section 10.7 of this Agreement, Buyer shall pay to Seller a payment equal to $400,000, $500,000, and $700,000, on the first, second, and third anniversaries of the Closing Date respectively, and Buyer shall pay to Seller a payment equal to $700,000 on each of the fourth and fifth annual anniversaries of the Closing Date (each such payment, a “Deferred Payment,” and collectively, the “Deferred Payments”).

3.4                               Inventory Purchase Price.  Five days before Closing, EuroGen shall prepare and deliver to Buyer a report (the “Closing Inventory Report”) reflecting the Inventory owned by EuroGen, including any Inventory repurchased from Wyeth pursuant to Section 3.9 of the Wyeth Distribution Agreement, and identifying the expiration date with respect to all such Inventory and the amount that EuroGen paid for such Inventory.  At Closing, Buyer shall reimburse

EuroGen for the amount paid by EuroGen with respect to such Inventory (which for the Inventory repurchased from Wyeth shall be the amount paid to Wyeth under Section 3.9 of the Wyeth Distribution Agreement and which for all other Inventory shall be the amount paid by Seller to Mayne Pharma (USA) Inc.) (the “Inventory Purchase Price”), excluding any finished Product Inventory that has a shelf life of less than seven (7) months from the expected date of sale, calculated using Seller’s Monthly Volume in the Territory on a “first in first out” basis.

3.5                               Allocation of Expenses.  The following expenses attributable to the Seller Business shall be allocated between and shall be assumed by Buyer and Seller or EuroGen as follows:

3.5.1.                  All applicable ad valorem Taxes on personal property (“Property Taxes”) shall be prorated between Buyer and Seller or EuroGen as of the Closing, computed by multiplying the amount of Property Taxes for the fiscal year for which the same are levied by a fraction, the numerator of which is the number of days in such fiscal year up to and including the Closing Date and the denominator of which is the number of days in such fiscal year.  In connection with such proration of Property Taxes, in the event that actual Property Tax figures are not available at the Closing Date, proration of Property Taxes shall be based upon the actual Property Taxes for the preceding fiscal year for which actual Property Tax figures are available, and re-prorated when actual Property Tax figures become available.

3.5.2.                  All prorations and/or other adjustments contemplated by Section 3.5.1 shall be made, insofar as feasible, on the Closing Date, and the Closing Payments or Inventory Purchase Price, as the case may be, shall be adjusted.  During the three-month period subsequent to the Closing Date, Seller and EuroGen shall advise Buyer and Buyer shall advise Seller and EuroGen of any actual changes to such prorations or adjustments, and the Purchase Price and/or Inventory Purchase Price shall be increased or decreased, as applicable, at the end of such three-month period.  In the event Buyer or Seller or EuroGen shall receive bills after the Closing Date for expenses incurred prior to the Closing Date that were not prorated in accordance with Section 3.5.1 or that were re-prorated in accordance with this Section 3.5.2, then Buyer or Seller or EuroGen, as the case may be, shall promptly notify the other party as to the amount of the expense subject to proration and the responsible party shall pay its portion of such expense (or, in the event such expense has been paid on behalf of the responsible party, promptly reimburse the other party for its portion of such expenses).

3.5.3.                    Notwithstanding anything else in this Agreement, all amounts payable under this Agreement shall be exclusive of VAT thereon.

3.5.4.                  To the extent required by Applicable Law, the Buyer shall account for VAT to HMRC pursuant to section 8 of the VATA and shall provide the Seller with written notification that it has done so within two months of the end of the Buyer’s first relevant VAT accounting period after Closing.

3.5.5.                  To the extent that EuroGen makes any taxable supply (as defined by section 4(2) VATA) under this Agreement in respect of Inventory referred to at Clause 3.1.2 then the Buyer shall pay to EuroGen the appropriate amount of VAT five (5) business days following receipt of a valid VAT invoice (as defined by section 6(15) VATA).

3.5.6.                  To the extent that EuroGen or the Seller makes any taxable supply (as defined by section 4(2) VATA) under this Agreement in respect of Assets (other than Inventory referred to in clause 3.5.5. above) then the Buyer shall pay to EuroGen or the Seller (as appropriate) the appropriate amount of VAT on the later of five (5) business days following receipt of a valid VAT invoice (as defined by section 6(15) VATA) and, where the Buyer has already accounted for VAT (or purported VAT) to HMRC pursuant to clause 3.5.4 above and has not previously made any recovery of such VAT under this Agreement or from HMRC, receipt of reimbursement from EuroGen, the Seller or HMRC pursuant to clause 3.5.7 below or otherwise.

3.5.7.                  If the Buyer has already accounted for VAT or purported VAT to HMRC pursuant to clause 3.5.4 above (and has not previously recovered any such VAT from HMRC or pursuant to this Agreement) then, provided the Buyer has given the Seller written notification of the VAT which the Buyer paid to HMRC pursuant to clause 3.5.4 above (including details of the amount and time of such payment), the Buyer shall not be obliged to account for VAT to EuroGen or the Seller (as appropriate) in respect of the same supply of goods or services under clause 3.5.6 unless EuroGen  or the Seller (as appropriate) has reimbursed the Buyer for such VAT which the Buyer has already paid to HMRC pursuant to clause 3.5.4 in respect of the same supply and which the Buyer has not previously recovered.

3.5.8.                  Where section 3.5.7 applies and the Buyer has accounted for VAT or purported VAT to HMRC pursuant to clause 3.5.4 above, the Buyer shall:

(a)                                  upon receipt of written notice by EuroGen or the Seller (as appropriate), promptly notify EuroGen or the Seller (as appropriate) of all relevant details concerning the VAT for which the Buyer has accounted to HMRC (including details of the amount of the VAT and the time of payment) if not previously supplied to EuroGen or the Seller (as appropriate) pursuant to clause 3.5.6;

(b)                                  promptly (and in any event, within 10 Business Days of the receipt of written notice by EuroGen or the Seller (as appropriate)) take all appropriate steps to enforce recovery from HMRC of the VAT or purported VAT the Buyer has previously paid to HMRC (at the expense of EuroGen or the Seller (as appropriate));

(c)                                  keep EuroGen or the Seller (as appropriate) fully informed of the progress of action for recovery and provide EuroGen or the Seller (as appropriate) with copies of all correspondence with HMRC;

(d)                                  not agree any settlement with HMRC (for an amount less than the VAT paid by the Buyer to HMRC pursuant to clause 3.5.4 above) without the written consent of EuroGen or the Seller (as appropriate) (such consent not to be unreasonably withheld or delayed);

(e)                                  promptly pay EuroGen or the Seller (as appropriate) the amount of VAT so recovered (or the amount of VAT which would be recovered but for the offset or credit of that VAT against any output tax arising to the Buyer) together with an amount equal to any interest payment (after tax) or repayment supplement received by (or otherwise credited to) the Buyer in connection with the recovery.

(f)                                    Currency.  All dollar amounts stated in this Agreement are stated in United States’ currency, and all payments required under this Agreement shall be paid in United States’ currency.

SECTION 4. Representations Of Seller And Eurogen

Seller and EuroGen, jointly and severally, represent and warrant to Buyer and covenant with Buyer, as set forth in this Section 4, subject to exceptions contained in the Schedules delivered to Buyer as of the date hereof.

4.1                               Organization.

4.1.1.                  EuroGen is a company, duly organized and validly existing under the laws of England and Wales.  Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Seller and EuroGen possesses the full corporate power and authority to enter into and perform its obligations under this Agreement.  Each of Seller and EuroGen possesses the full corporate power and authority to own, hold, and use its Assets in the manner in which such Assets are currently owned, held, and used.  Each of Seller and EuroGen is duly qualified or registered to do business, and is in good standing (if applicable), in each jurisdiction where such qualification or registration is required by applicable Law, except where the failure to be so qualified or registered would not reasonably be expected to have a Material Adverse Effect.

4.2                               Authority; Non-Contravention.

4.2.1.                  Each of Seller and EuroGen has the requisite right, power and authority to enter into, execute, deliver and perform its obligations under this Agreement and the ancillary agreements, documents and instruments executed and delivered by it to Buyer at Closing hereof (collectively, the “Seller Ancillary Documents”), and the execution, delivery and performance of this Agreement and the Seller Ancillary Documents and the consummation of the transactions contemplated hereby and thereby by each of Seller and/or EuroGen has been and upon the Closing shall be, duly authorized by all necessary corporate actions.  Without in any way limiting the previous sentence, each of Seller’s and EuroGen’s execution of this Agreement and the Seller Ancillary Documents and the consummation of the transactions contemplated hereby and thereby do not require the approval of either Seller’s or EuroGen’s stockholders.  Each of this Agreement and the Seller Ancillary Documents constitutes and shall constitute, as the case may be, the legal, valid and binding agreement of Seller and/or EuroGen, as applicable, enforceable against Seller and/or EuroGen in accordance with its terms.

4.2.2.                  Neither the execution, delivery and performance of this Agreement and the Seller Ancillary Documents nor the consummation or performance of any of the transactions contemplated hereby or thereby by each of Seller or EuroGen will directly or indirectly (with or without notice or lapse of time):

(a)                                  contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws or other organizational documents of either Seller or EuroGen, respectively;

(b)                                  to Seller’s knowledge, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Law or any Judgment to which either Seller or EuroGen or any of the Specified Assets is subject;

(c)                                  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit within the Specified Assets that is held by either Seller or EuroGen relating to the Specified Assets;

(d)                                  contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of, any Specified Contract to which either Seller or EuroGen is a party or by which either Seller or EuroGen is bound; or

(e)                                  result in the imposition or creation of any Encumbrance upon or with respect to any Specified Asset other than Permitted Encumbrances.

4.2.3.                  Except as otherwise set forth in this Agreement, neither Seller nor EuroGen is nor will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the Seller Ancillary Documents or the consummation or performance of any of the transactions contemplated hereby or thereby.

4.2.4.                  Seller is not and will not be a taxable person for VAT purposes in respect of any supply made by it pursuant to this Agreement and Seller is beneficial owner of the Seller Assets.

4.2.5.                  EuroGen is a taxable person for VAT purposes and is beneficial owner of the Inventory set forth on the Closing Inventory Report.

4.3                               Compliance with Laws.

4.3.1.

(a)                                  Each of Seller and EuroGen has conducted and complied and each is complying in all material respects with all Laws applicable to the Seller Business or otherwise to the development, manufacture, promotion or sale of the Product.

(b)                                  Each Product Registration is in full force and effect, and there are no Proceedings pending or, to the Seller’s Knowledge, threatened that would result in the revocation, cancellation, suspension or modification of any Product Registration.  Except with respect to those activities for which Buyer is responsible under the U.S. Drug Safety Agreement since August 22, 2006, EuroGen has timely filed with the Relevant Regulatory Authority all required notices, supplemental applications and annual or other reports or documents, including adverse experience reports, with respect to the Marketing Authorizations and Product.  With respect to the Product, each of Seller and EuroGen has acted, and to the Seller’s Knowledge, all other Persons who have performed operations covered by any Marketing Authorization have acted, in material compliance with cGMP, applicable Laws, and the terms and conditions of such Marketing Authorizations.  There are no pending or, to Seller’s Knowledge, scheduled regulatory inspections of any Entity conducting material activities relating to the manufacture or sale of the Product.

(c)                                  The Inventory, as of the Closing, meets the applicable specifications for the Inventory set forth in the applicable Marketing Authorization.  The Inventory sold and delivered to Buyer hereunder at the Closing shall be free from defects and conform to its specifications and Marketing Authorization and shall not be adulterated or misbranded and is free and clear of all liens and encumbrances.  The Inventory has been manufactured, packaged, labeled, stored and loaded for shipment, as the case may be, in accordance with its specifications, cGMP, and all Laws in all material respects, including, without limitation, those relating to environmental law and safety.  Any packed Inventory has been appropriately released by an approved qualified person (QP).  The inventory delivered in connection with the U.S. Agreement, at the time of closing under such U.S. agreement, (i) complied in all material respects with cGMPs and all Laws applicable to the development, manufacture, promotion and sale of the Product in Europe, (ii) met the specifications set forth in the applicable Marketing Authorization, and (iii) was not adulterated.

(d)                                  Neither Seller nor EuroGen has received any written notice that any Governmental Body has commenced, or, to Seller’s Knowledge, threatened any action to withdraw any approval or request the recall of the Product, or has commenced or threatened in writing to initiate any action to enjoin production of the Product at any facility and, to the Seller’s Knowledge, no circumstances exist which would make any recall of any Product necessary or appropriate.

4.3.2.                  Schedule 4.3.2 accurately lists all of the Marketing Authorization applications, variations, renewals or transfers in progress that either Seller or EuroGen has submitted to any Relevant Regulatory Authority, and the Seller and/or EuroGen have provided Buyer with all material written communications from any such Relevant Regulatory Authority relating to those applications and submissions.

4.3.3.                  With respect to the Product, Seller and/or EuroGen has delivered and/or made available to Buyer copies of all (i) Marketing Authorizations, Product Registrations and Regulatory Documentation, (ii) reports of inspectional observations in the Seller’s or EuroGen’s possession with respect to any manufacturers or suppliers of Product or components thereof, (iii) establishment inspection reports in Seller’s or EuroGen’s possession, (iv) to the extent Seller or EuroGen is permitted to provide them, certificates of analysis for each lot of Inventory, (v) warning or untitled letters as well as any other documents received by either Seller or EuroGen from the Relevant Regulatory Authority or any other Governmental Body to the extent related to the Product or the Seller Business that assert lack of compliance with any applicable Law or regulatory requirements (including those of the Relevant Regulatory Authority) by either Seller or EuroGen with respect to any manufacturers or suppliers of Product or components thereof.

4.3.4.                  The documentation provided by Seller and/or EuroGen to Buyer regarding discussions with the MHRA with respect to compliance of the API and the Product with applicable Laws and GMPs provides a materially accurate and complete description of such discussions.

4.4                               Financial Statements.  The source data provided by Seller and EuroGen to Buyer and attached hereto in Schedule 4.4 is true and accurate in all material respects.

4.5                               Assets.

4.5.1.                  Each of Seller and EuroGen owns and has, and on the Closing Date will own and have, good, valid and marketable title to, the Specified Assets that are purported to be owned by it and has the right to transfer all rights, title and interest (legal and beneficial) in such Specified Assets, free and clear of any Encumbrance, other than Permitted Encumbrances (but exclusive of claims described in Section 4.7.2).

4.5.2.                  No Third Party has any right under any of the Marketing Authorizations, and no other marketing authorizations in respect of the Product have been granted to Third Parties in the Territory.

4.5.3.                  No Assets other than the Specified Assets are necessary or have been material to the Seller Business during the twelve (12) months prior to the date hereof.

4.6                               Tangible Property.  Seller has good and marketable title to all of the Tangible Property within the Specified Assets, free and clear of any Encumbrances, other than Permitted Encumbrances.  All of the Tangible Property within the Specified Assets is located at Seller’s or EuroGen’s offices or facilities, and Seller has the full and unqualified right to require the immediate return of any of the Tangible Property within the Specified Assets which is not located at its offices or facilities.  All Tangible Property within the Specified Assets, wherever located, (a) is in good condition and working order, ordinary wear and tear excepted, and (b) is sufficient for Seller’s and EuroGen’s operations and business as presently conducted.

4.7                               Intangibles.

4.7.1.                  Schedule 4.7.1 contains an accurate and complete list and description of all Seller Intangibles embodied in the Product.  Seller owns all right, title and interest in and to the Seller Intangibles.

4.7.2.                  Neither the preparation, manufacture, distribution, marketing, selling, or licensing of the Product by or for Seller or EuroGen, nor any exercise of any right or interest by or for Seller or EuroGen in any Seller Intangibles has violated, misappropriated, or infringed upon, or is violating, misappropriating, or infringing upon, any Intangible of any Third Party.  None of the Seller Intangibles is subject to any Judgment.  No Proceeding is pending or is threatened, nor has any written claim or demand been made alleging infringement, violation or misappropriation of an Intangible of a Third Party, or challenging the validity, legality, ownership, enforceability, or exercise of any right or interest in, to, or under any Seller Intangible.  To Seller’s knowledge, no Person is violating, misappropriating, or infringing upon, or has violated, misappropriated, or infringed upon at any time, any of the Seller Intangibles.

4.7.3.                  Each of Seller and EuroGen has adequately maintained and protected all trade secrets, confidential information and copyrights, included in the Seller Intangibles relating to, or used in connection with, the Product.  All necessary registration, maintenance and renewal fees currently due in connection with any registered or applied for Seller Intangibles within the Specified Assets, have been paid, all formal legal requirements (including the timely post-registration applications) relating to any registered or applied for Seller Intangibles have been made, and all necessary documents, recordations and certificates in connection with such Seller Intangibles within the Specified Assets have been filed with the relevant patent, trademark or other authorities in the U.S. or foreign jurisdictions, as the case may be, for the purposes of perfecting and maintaining the Seller Intangibles within the Specified Assets.

4.7.4.                  Neither Seller nor EuroGen is in breach of or default under any Specified Contract nor to the Seller’s Knowledge has Seller or EuroGen performed any act or omitted to perform any act which, with notice or lapse of time or both, will become or result in a material violation, breach or default thereunder.  No Proceeding is pending or is being or has been threatened in writing nor has any written claim or demand been made, which challenges the legality, validity or enforceability of any Specified Contract.

4.7.5.                  Set forth on Schedule 4.7.5 are all Internet domain names exclusively pertaining to the Seller Business (“Domain Names”).  Seller is the registrant of all Domain Names, and all registrations of Domain Names are in good standing until such dates as set forth on Schedule 4.7.5.  No action has been taken or is pending to challenge rights to, suspend, cancel or disable any Domain Name, registration therefore or the right of Seller to use a Domain Name.  Seller has all right, title and interest in and to, and rights to use on the Internet and otherwise as a trademark and trade name, the Domain Names.

4.7.6.                  Seller’s privacy statement or policy has been conspicuously made available to users of Seller web sites.  Such statement or policy, along with Seller’s collection, maintenance, and use of user data and information and transfer thereof to Buyer under this Agreement, complies in all material respects with all applicable Laws.

4.8                               Contracts.

4.8.1.                  With respect to the Seller Business, Schedule 4.8.1 contains an accurate and complete list of all of the following types of Contracts to which either Seller or EuroGen is a party or by which either Seller or EuroGen is bound that pertain exclusively to the development, manufacture, promotion or sale of the Product (collectively, the “Specified Contracts”), grouped into the following categories: (i) Contracts with any customers for Product; (ii) consulting and sales representative Contracts applicable to consultants and sales representatives who are primarily engaged in connection with the Seller Business; (iii) Contracts under which any rights, title or interest in and/or ownership of any Seller Intangible material to the Seller Business are conveyed or provided to Seller or EuroGen; (iv) Contracts for the manufacturing, storage, supply, shipping and/or distribution of the Product, including API for the Product, including contracts for the batch release, release testing and packaging of the Product; (v) Contracts for the conduct of clinical trials or studies for the Product, including, without limitation, agreements with investigators, institutions and contract research organizations (collectively “Clinical Trial Agreements”), and (vi) other Contracts material to the development, manufacture, promotion or sale of the Product.  True and correct copies of each written Specified Contract have been delivered to Buyer with the exception of those Specified Contracts identified on Schedule 2.1.1(H) as not having been so delivered.

4.8.2.                  With respect to the manufacture, promotion and sale of the Product, there are no currently outstanding written proposals or offers submitted by Seller or EuroGen to any customer, prospect, supplier or other Person which, if accepted, would result in a legally binding Contract involving an amount or commitment exceeding $25,000 in any single case or $50,000 in the aggregate.

4.8.3.                  Neither Seller nor EuroGen is, nor to Seller’s Knowledge is Wyeth, a party to any Contract pursuant to which either of them sells the Product together with other pharmaceutical products to a Third Party (each a “Multi-Product Contract” and collectively, the “Multi-Product Contracts”).

4.8.4.                  Each Specified Contract is valid and in full force and effect, and is enforceable by Seller or EuroGen in accordance with its terms, and neither Seller nor EuroGen (i) has received any written notice regarding any actual or alleged violation or breach of, or default under, any Specified Contract, and (ii) has waived any of its rights under any Specified Contract.

4.8.5.                  No Person is renegotiating any amount paid or payable to either Seller or EuroGen under any Specified Contract or any other term or provision of any Specified Contract.

4.9                               Customers and Suppliers.  Since January 1, 2005, none of the material customers or any suppliers of the Seller Business has given written notice or, to Seller’s Knowledge, otherwise indicated to either Seller or EuroGen that (i) it will or intends to terminate or not renew its Contract with Seller or EuroGen before the scheduled expiration date, (ii) it will otherwise terminate its relationship with Seller or EuroGen, or (iii) it may otherwise materially reduce the volume of business transacted with Seller or EuroGen below historical levels other than fluctuations in the ordinary course of business.  The relationship of Sellers with their customers of the Seller Business is currently on a good and normal basis in all material respects, and neither Seller nor EuroGen has experienced any material problems with customers or suppliers since January 1, 2005.  To Sellers’ Knowledge, the transactions contemplated hereby will not materially affect adversely either Seller’s or EuroGen’s relations with any of the customers or suppliers of the Seller Business.

4.10                        Taxes.

4.10.1.           To the extent that failure to do so would adversely impact the Specified Assets or the Buyer’s ownership of the Specified Assets or operation of the Seller Business or result in liability to Buyer: (i) each of Seller and EuroGen has properly and timely filed all Tax Returns required to be filed by each of them, all of which were accurately prepared and completed in material compliance with all Laws; and (ii) each of Seller and EuroGen has paid all Taxes required to be paid by each of them (whether or not stated on a Tax Return).

4.10.2.           To the extent applicable to the Specified Assets or the Buyer’s ownership of the Specified Assets or operation of the Seller Business, (i) no audit of Seller or EuroGen by any Taxing Authority has ever been conducted, is currently pending or, to the best of Seller’s Knowledge, is threatened; and (ii) no notice of any proposed Tax audit, or of any Tax deficiency or adjustment, has been received by either Seller or EuroGen.

4.10.3.           There are no Encumbrances for Taxes on the Specified Assets other than for Taxes not yet currently due and payable.

4.11                        Proceedings and Judgments.

4.11.1.           (i) With respect to the Seller Business, no Proceeding is currently pending or threatened in writing, nor has any Proceeding occurred or been threatened in writing at any time since January 1, 2002, to which either Seller or EuroGen is or was a party, or by which either Seller or EuroGen or any Specified Assets or the Seller Business is or was affected; and (ii) with respect to the Seller Business, no Judgment is currently outstanding, nor has any Judgment been outstanding at any time since January 1, 2002, against either Seller or EuroGen, or by which the Specified Assets or Seller Business is or was affected.

4.11.2.           As to each matter described on Schedule 4.11.1, copies of all pertinent pleadings, judgments, orders, correspondence and other legal documents have been delivered to Buyer.

4.12                        Insurance.  Seller and EuroGen each have maintained since January 1, 2003 Insurance Policies (excluding Insurance Policies that constitute the Seller or EuroGen employee benefit plans) which provide coverage that is customary for businesses similar to the Seller Business.

4.13                        Related Party Transactions.  Except for any employment Contracts listed on Schedule 4.8.1, with respect to the Product, there are no personal property leases, Contracts, transactions, or other arrangements between or among Seller or EuroGen, any current director or officer of either Seller or EuroGen, or any of their Affiliates.

4.14                        Brokerage Fees.  No Person acting on behalf of either Seller or EuroGen is or shall be entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement.

4.15                        Full Disclosure.  No representation or warranty made by either Seller or EuroGen in this Agreement (a) contains any untrue statement of any material fact; or (b) omits to state any material fact that is necessary to make the statements made, in the context in which made, not false or misleading in any respect.

4.16                        No Other Representations or Warranties.  No representations or warranties are made by Seller or EuroGen to Buyer except as expressly set forth in this Agreement or in the Seller Ancillary Documents.

SECTION 5. Representations Of Buyer

Buyer represents and warrants to Seller and EuroGen and covenants with Seller and EuroGen, as set forth in this Section 5, subject to exceptions contained in the Schedules delivered to Seller and EuroGen as of the date hereof.

5.1                               Organization. Buyer is a corporation that is duly organized and validly existing under the laws of England and Wales. Buyer possesses the full corporate power and authority to own its Assets, conduct its business as and where such business is presently conducted, and enter into this Agreement and the agreements, documents and instruments executed and delivered by it to Seller or EuroGen upon the Closing of the transactions contemplated hereby (the “Buyer Ancillary Documents”).

5.2                               Agreement.  Buyer’s execution, delivery and performance of this Agreement and the Buyer Ancillary Documents, and its consummation of the transactions contemplated by this Agreement and the Buyer Ancillary Documents, (a) have been, or will be at Closing, as the case may be, duly authorized by all necessary corporate actions by its board of directors; (b) do not constitute a violation of or default under its charter or bylaws; (c) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which Buyer is a party or by which Buyer is bound; (d) do not constitute a violation of any Law or Judgment that is applicable to it or to its businesses or Assets, or to the transactions contemplated by this Agreement; and (e) do not require the Consent of any Person.  This Agreement constitutes the valid and legally binding agreement of Buyer, enforceable against it in accordance with its terms.

5.3                               Conflicts.  The execution and delivery by the Buyer of this Agreement and the Buyer Ancillary Documents and its consummation of the transactions contemplated by this Agreement and the Buyer Ancillary Documents, will not conflict with or result in any conflict under (i) any provision of the certificate of incorporation or bylaws (or the equivalent organizational documents) of the Buyer, (ii) any material Contract to which the Buyer is a party or by which the Buyer or any of its properties or assets may be bound, or (iii) any Judgment, order, decree or any material Law that is applicable to the Buyer or any of its properties or assets (tangible and intangible), except in the case of this clause (iii) for any such conflicts that would not reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement and the Buyer Ancillary Documents and to consummate the transactions contemplated by this Agreement and the Buyer Ancillary Documents.

5.4                               Sufficiency of Funds.  The Buyer has or will have at the Closing sufficient funds to deliver the Purchase Price and the Inventory Purchase Price to Seller and EuroGen, as applicable, in accordance with the terms and conditions of this Agreement.

5.5                               Compliance With Laws.  Buyer has complied, is complying and shall comply in all material respects with all applicable Laws with respect to its activities on behalf of Seller and EuroGen under the U.S. Drug Safety Agreement.  Buyer represents, warrants and covenants that it is and shall be in compliance in all material respects with all applicable Laws with respect to

Buyer’s distribution and other activities related to the Product in each Market until the applicable Market Transfer Date.  This representation shall survive until the last Market Transfer Date.

5.6                               No Other Representations or Warranties.  No representations or warranties are made by Buyer to Seller and/or EuroGen except as expressly set forth in this Agreement or in the Buyer Ancillary Agreements.

SECTION 6. Closing

6.1                               Closing.  Subject to Article 11, the closing of the transactions contemplated by this Agreement (the “Closing”) will occur on the later to occur of (1) February 28, 2007, and (2) within a reasonable time (not to exceed five business days) following the full satisfaction of all of the conditions set forth in Section 8.1 which have not been waived by Buyer and all of the conditions set forth in Section 8.2 which have not been waived by the Seller and EuroGen.  The date on which the Closing occurs shall be referred to as the “Closing Date.”

SECTION 7. COVENANTS

7.1                               Access to Information; Confidentiality.  Seller and EuroGen shall give Buyer and its designated representatives, upon reasonable notice and at mutually agreeable times, access to all of Specified Assets and suppliers of the Products and Inventory and to all of the documents, books and records relating to the current and past operations of the Seller Business and to make copies thereof and permit such representatives to interview and question any of the employees of the Seller Business.  Buyer will not reveal any confidential data and/or information supplied by the Seller or EuroGen except to its management, counsel, accountants, insurance representatives, investment and commercial bankers and like agents, for purposes relating to the evaluation and consummation of the transactions contemplated by this Agreement, and in the event the transactions contemplated by this Agreement are not consummated, such data and information will be returned to the Seller and EuroGen and will be held confidential by those to whom it is disclosed.  In addition, the parties acknowledge that the information being provided to one another in connection with the Transactions contemplated hereunder is subject to the terms and conditions of that certain Mutual Non-Disclosure Agreement dated February 8, 2006 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.

7.2                               Conduct of the Seller Business Pending Closing.  Between the date hereof and the Closing hereunder, each of the Seller and EuroGen will:

7.2.1.                  not take or suffer or permit any action which would render untrue any of the representations or warranties of the Seller or EuroGen herein contained, and not omit to take any action within its power, the omission of which would render untrue any such representation or warranty;

7.2.2.                  conduct the Seller Business in  the ordinary and usual course;

7.2.3.                    with respect to the Seller Business, not enter into any Contract with any party, other than Contracts entered into in the ordinary course of business, and not amend, modify or terminate any Contract other than in the ordinary course of business without the prior written consent of Buyer; provided, however, without consent of the Buyer, Seller or EuroGen may enter into Contracts with customers, resellers and distributors of Wyeth on terms and/or conditions that are substantially similar to the contracts that Wyeth had in place with such parties relating to the Product (such contracts entered into by Seller or EuroGen shall be referred to herein as “Customer Contracts”);

7.2.4.                    use its commercially reasonable efforts to preserve the Seller Business intact, to keep available the services of its employees, and to preserve its relationships with customers, suppliers and others with whom it deals;

7.2.5.                  not reveal, orally or in writing, to any direct competitor with respect to the Seller Business, other than Buyer and Buyer’s authorized agents, any of the business procedures and practices followed by it in the conduct of the Seller Business or any technology used in the conduct of such Seller Business; provided, however, that neither Seller nor EuroGen shall be restricted from disclosing information to any Person in the normal course of business, in performing its obligations under this Agreement or any of the Ancillary Agreements or in connection with Seller’s or EuroGen’s regulatory activities with respect to the Seller Business.

7.2.6.                  maintain in full force and effect all of the Insurance Policies referenced in Section 4.12 hereof;

7.2.7.                  with respect to the Seller Business, keep the premises occupied by it and all of its equipment and other tangible personal property in good order and repair and perform all necessary repairs and maintenance within normal time frames of scheduled maintenance;

7.2.8.                  with respect to the Seller Business, continue to maintain all of its usual business books and records in accordance with its past practices;

7.2.9.                  not waive any right or cancel any claim, in each case applicable to the Seller Business;

7.2.10.           not increase the compensation or the rate of compensation payable to any of its employees of the Seller Business other than in the ordinary course of business consistent with past practices;

7.2.11.           maintain its entity existence;

7.2.12.           comply in all material respects with Contracts applicable to the Seller Business and comply in all material respects with all applicable Laws;

7.2.13.           not accelerate the delivery or sale of the Product, or offer discounts on sales of the Product or premiums on purchases of raw materials, except to the extent in the ordinary course of business, consistent with generally accepted and lawful practices in the Seller’s industry;

7.2.14.           neither discuss nor negotiate with any other person or entity the sale or other transfer, or encumbrance (other than any contractual obligation in the ordinary course and any obligation with respect to the regulatory variations submitted pursuant to this Agreement) of the Specified Assets; and

7.2.15.           use its commercially reasonable efforts to effectuate the transactions contemplated by this Agreement.

7.3                               Governmental Permits and Approvals.  Each Party shall use its commercially reasonable efforts to obtain all Permits and approvals from any Governmental Body required to be obtained by such Party for the lawful consummation of the transactions contemplated hereby, and to take all steps necessary to transfer or have reissued to Buyer any governmental licenses, approvals or Permits.  For clarity, while some of the applications may be submitted in the name of EuroGen, Buyer shall be responsible, in all countries other than Germany, for the physical submission of any and all applications necessary to obtain transfer of the Marketing Authorizations to Buyer under this Agreement.  If Buyer has been approved as a Local Representative in France prior to the Closing Date, Buyer and EuroGen shall enter into a subcontract, in a form substantially similar but reciprocal to the Distribution Agreement attached as Exhibit 8.1.12(d) hereto, pursuant to which Buyer shall subcontract its rights and obligations as Local Representative in France to EuroGen (with the right to subcontract) until the Closing Date, to the extent permitted by Applicable Law.

7.4                               Site Release and Logistics.  Prior to Closing, Buyer shall enter into agreements with Penn Pharmaceuticals Limited for release, testing, batch release and packaging of the Product.

7.5                               Notice and Consents.  Without in any way limiting the provisions contained in Section 7.3 herein, each of Seller and EuroGen shall use its commercially reasonable efforts to secure approvals and Consents from any third parties necessary to the consummation of the transactions contemplated hereby or contemplated by any instrument, document or agreement contemplated hereby, including the Consents listed on Schedule 4.2 attached hereto.

7.6                               Acquisition Proposals.  Between the date of this Agreement and the Closing Date, neither Seller nor EuroGen nor any officer, employee, representative or agent of either the of them shall, directly or indirectly, solicit, initiate, encourage or respond to any inquiries or proposals from, or participate in any discussions or negotiations with, or provide any non-public information to, any Person or group (other than Buyer and its officers, employees, representatives and agents) concerning any sale (whether directly, indirectly or otherwise) of any Specified Assets.  Any violation of the restrictions by any officer, director, Affiliate, employee or agent of either Seller or EuroGen shall be deemed to be a breach of this Section by the Seller and EuroGen.  Notwithstanding the foregoing, this Section 7.6 shall not apply to or otherwise restrict the merger, sale or acquisition of all or substantially all of the business or assets of Seller, so long as any purchaser of substantially all the assets of Seller, as a condition precedent to consummation of any transaction with Seller, agrees to be bound by this Agreement and to assume all obligations of Seller hereunder.

7.7                               Advice of Changes; Revised Disclosure Schedules.  Between the date of this Agreement and the Closing Date, each of the Seller and EuroGen shall promptly advise Buyer, in writing, of any fact of which it obtains knowledge and that, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement; provided, however, that the Seller and EuroGen may amend, modify, update or supplement the information set forth in the Schedules to this Agreement, in whole or in part, by delivery to the Buyer of an amended and restated copy of the Schedules (the “Revised Seller Schedules”), clearly marked to reflect all of the Seller’s and EuroGen’s proposed amendments, modifications, updates and supplements thereto.  Such Revised Seller Schedules shall be deemed to be the definitive corresponding Schedules to this Agreement for purposes of determining whether the conditions to the obligations of the Buyer set forth in Section 8.1.1 hereof have been satisfied solely for purposes of being a precondition to Buyer’s obligation to Close the transactions contemplated hereby; provided, however, that such Revised Seller Schedules shall not be taken into consideration, and such updates shall not be deemed to modify the representations, warranties and covenants of the Seller and EuroGen contained in this Agreement, in each case for purposes of Section 8.1.1 hereof as it relates to Buyer’s indemnification rights pursuant to this Agreement.  For the avoidance of doubt, Seller shall be permitted to update Schedule 2.1.3 to add the Customer Contracts, which shall be deemed Specified Contracts.

7.8                               Documents Required to Transfer Marketing Authorizations.  Seller and EuroGen shall deliver to Buyer, at least thirty (30) days prior to the Closing Date, the documentation and materials set forth on Schedule 7.8 hereto, so that Buyer may prepare the applications for the transfer of the Marketing Authorizations in each Market in the Territory.  Thereafter, Seller and EuroGen promptly shall deliver to Buyer any additional documentation and materials in their possession or control that are reasonably requested by Buyer to transfer any Marketing Authorization to Buyer.

SECTION 8. CONDITIONS PRECEDENT TO CLOSING

8.1                               Conditions Precedent to Buyer’s Obligation to Close.  Each and every obligation of the Buyer to enter into and complete the Closing is subject, at Buyer’s option, to the fulfillment and satisfaction of each of the following conditions:

8.1.1.                  Subject to Section 7.7 hereof, the representations and warranties of the Seller and EuroGen set forth in Section 4 hereof that are qualified by reference to materiality or a Material Adverse Effect shall be true and correct on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, except for those representations or warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct only as of such particular date.  Subject to Section 7.7 hereof, the representations and warranties of the Seller and EuroGen set forth in Section 4 hereof that are not qualified by reference to materiality or a Material Adverse Effect shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, except for those representations or warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct in all material respects only as of such particular date.  The Seller and EuroGen will have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them.  Each of the Seller and EuroGen will have delivered to Buyer a certificate, dated the

Closing Date and signed by Seller’s President and Chief Executive Office and the Director of EuroGen stating that the conditions to the obligation of the Buyer to consummate the transaction set forth in this Section 8.1.1 have been satisfied or fulfilled (unless otherwise waived by the Buyer in accordance with the terms hereof).

8.1.2.                  No Proceeding will have been instituted before any court or governmental body or instituted or threatened by any Person which would have a Material Adverse Effect or restrain or prevent the carrying out of the transactions contemplated hereby or seek damages in connection with such transactions.

8.1.3.                  No Material Adverse Effect shall have occurred.

8.1.4.                  Sufficient Inventory (without regard to packaging or filling) existed as of August 22, 2006 (including only the Inventory bought back from Wyeth that meets the standards set forth in Section 4.3.1(c) hereof) to provide for expected sales (based on Seller’s Monthly Volume in all countries worldwide) of the Product through September 30, 2007 in both the territory covered by the U.S. Agreement and the Territory.

8.1.5.                  Seller and EuroGen shall have caused Wyeth to pack, test and release for the Markets in the Territory sufficient finished Product inventory, and at Closing such inventory shall be available, to provide for sales of the Product in the Markets in the Territory through March 31, 2007 based on Sellers’ Monthly Volume in all the Markets in the Territory, and either (a) Wyeth shall have confirmed that Seller and EuroGen may permit Buyer to distribute such Product inventory under Wyeth’s label in the Markets in the Territory, or (b) Seller or EuroGen shall have received approval from the Relevant Regulatory Authorities of EuroGen’s variation for EuroGen’s release and packaging site for the Markets within the Territory and shall have repackaged such Product inventory using labeling approved in each Market by the Relevant Regulatory Authority.  If any such Product inventory is labeled at Closing using a trademark not owned by Seller, Seller shall have secured the right, in writing, from the trademark owner for Buyer and its subcontractors to use such trademark in connection with the marketing, sale and distribution of such Product inventory by Buyer.

8.1.6.                  By the earlier to occur of the Closing Date and December 7, 2006, requisite variations, reviewed and confirmed adequate for Validation in advance by Buyer, shall have been filed by Seller or EuroGen to have Sigma Aldrich approved as an API purification site in each Market in the Territory, so long as (i) Buyer provides its confirmation or refusal to confirm within four (4) business days following receipt of the variation submission from Seller or EuroGen, and (ii) the failure to prepare and submit any such variation is not due to any failure by Buyer to provide Seller or EuroGen with any information reasonably requested by Seller or EuroGen promptly, but in no event more than seven (7) days following such request, that is in Buyer’s possession or control, including without limitation all items listed on Schedule 8.1.6, or that Buyer is required to provide under the Transition Services Agreement attached to the U.S. Agreement.  Any information that is in Seller’s or EuroGen’s possession shall be deemed to have been provided by Buyer.

8.1.7.                  Any Customer Contracts entered into without Buyer’s prior written consent pursuant to Section 7.2.3 hereof shall not contain terms and/or conditions that are outside those that are industry standard for the specific Market if such terms and/or conditions (considered cumulatively) are substantially likely to result in any cost or Obligation to Buyer of greater than an amount equal to ten percent (10%) of gross margin (computed in accordance with U.S. GAAP) for the Product in such Market during the twelve months prior to Closing.

8.1.8.                  A variation to the Marketing Authorization designating Buyer as Local Representative in at least one of the following Markets shall have been approved by the Relevant Regulatory Authority in that Market: France, Germany, Italy or the United Kingdom.

8.1.9.                  A variation or notification to remove Wyeth from the Marketing Authorization and packaging items as Local Representative shall have been filed with the Relevant Regulatory Authority in each Market where a Local Representative has been designated as part of the national Marketing Authorization.  In any Markets where a Local Representative must be explicitly designated, an alternative local representative shall have been designated.

8.1.10.           The Product is being physically distributed by a distributor or distributors other than Wyeth in each Market in accordance with the local Marketing Authorization, applicable regulatory requirements and Good Distribution Practices in each such Market.

8.1.11.           Seller and EuroGen shall have delivered or caused to be delivered the following to Buyer:

(a)                                  Specified Assets.  Possession and control of the Seller Business and all of the Specified Assets (with such delivery being at Seller’s cost).

(b)                                  Documents of Transfer.  Such bills of sale, assignments, deeds, endorsements, affidavits, and other instruments and documents of sale, transfer, assignment and conveyance as Buyer may reasonably require, in order to lawfully and effectively sell, transfer, assign and convey to Buyer all right, title and interest in and to the Specified Assets (including, without limitation, any Assets of the Seller Business included within the categories of Assets included in the Seller Assets to which EuroGen holds legal title), in each case in form acceptable to Buyer, dated as of the Closing Date, and duly executed and, if necessary, acknowledged by Seller and/or EuroGen; provided that nothing in this Section 8.1.11(b) is intended to alter the covenants of either party with respect to their regulatory obligations under this Agreement or any of their respective obligations under the ancillary agreements contemplated hereby.

(c)                                  Transition Services Agreement.  A transition services agreement in the form attached hereto as Exhibit 8.1.11(c) (the “Transition Services Agreement”) duly executed by the Seller and EuroGen.

(d)                                  Distribution Agreement.  A distribution agreement in the form attached hereto as Exhibit 8.1.11(d) (the “Distribution Agreement”) duly executed by EuroGen, to be effective in each Market upon the Closing until the applicable Market Transfer Date in such

Market, pursuant to which Buyer shall distribute the Product and be responsible for various regulatory activities related to the Marketing Authorizations in the Markets in the Territory.

(e)                                  Patent License.  A patent license related to patent application numbers EP 03 778 052.5 and AU 2003286836 filed on October 31, 2003 (the “Patent License”) and attached hereto as Exhibit 8.1.11(e), duly executed by Seller.

(f)                                    Signed Letters of Relinquishment and Related Documents.  Requisite letters of relinquishment and related documents set forth on Schedule 8.1.11(f), duly executed by EuroGen, in the format required as of the date of such letters by the Relevant Regulatory Agency in each Market (other than Germany) to transfer each Marketing Authorization to Buyer.

(g)                                 Technical Agreement.  A Technical Agreement, duly executed by EuroGen, in the form mutually agreed upon by the parties, which shall be an exhibit to the Distribution Agreement.

(h)                                 Resolutions.  Copies of the resolutions duly adopted by the boards of directors of Seller and EuroGen authorizing Seller and EuroGen to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the Closing Date.

(i)                                    Incumbency Certificates.  Certificates of the Secretary of each of Seller and EuroGen as to the incumbency and signatures of the officers of each of Seller and EuroGen executing this Agreement.

(j)                                    Good Standing.  Good standing certificate for Seller, dated no earlier than ten days before the Closing Date, from its jurisdiction of incorporation.

(k)                                Opinion of Counsel.  An opinion of counsel to Seller and EuroGen addressed to Buyer and dated the Closing Date, in form acceptable to Buyer and its legal counsel.

(l)                                    Consents.  Consents to assignment to Buyer for each of the Specified Contracts requiring such consent.

(m)                              Evidence of Release of Liens.  Evidence of the termination and release of any Encumbrances on the Specified Assets.

(n)                                 Other Documents.  All other agreements, certificates, instruments and documents reasonably requested by Buyer in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement; provided that nothing in this Section 8.1.11(m) is intended to alter the covenants of either party with respect to their regulatory obligations under this Agreement or any of their respective obligations under the ancillary agreements contemplated hereby.

8.2                               Conditions Precedent to Sellers’ Obligation to Close.  Each and every obligation of the Seller or EuroGen to enter into and complete the Closing is subject, at their option, to the fulfillment and satisfaction of each of the following conditions:

8.2.1.                  The representations and warranties of the Buyer set forth in Section 5 hereof that are qualified by reference to materiality or a Material Adverse Effect shall be true and correct on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, except for those representations or warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct only as of such particular date. The representations and warranties of the Buyer set forth in Section 5 hereof that are not qualified by reference to materiality or a Material Adverse Effect shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, except for those representations or warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct in all material respects only as of such particular date.  Buyer will have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.  Buyer will have delivered to the Seller a certificate, dated the Closing Date and signed by an officer of Buyer, stating that the conditions to the obligation of the Buyer to consummate the transaction set forth in this Section 8.2.1 have been satisfied or fulfilled (unless otherwise waived by the Buyer in accordance with the terms hereof).

8.2.2.                  All necessary approvals and/or filings for the transactions contemplated hereby to be obtained and/or made by Buyer will have been obtained and/or made, as the case may be, and shall be in full force and effect.

8.2.3.                  Buyer shall have obtained public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, and other insurance policies as are appropriate in accordance with commercially reasonable practices in the pharmaceutical industry.

8.2.4.                  Wyeth shall have packed, tested and released for the Markets in the Territory sufficient finished Product inventory, and at Closing such inventory shall be available, to provide for sales of the Product in the Markets in the Territory through March 31, 2007 based on Seller’s Monthly Volume in all the Markets in the Territory, and Wyeth either shall have confirmed that Seller and EuroGen may permit Buyer to distribute Product inventory under Wyeth’s label in the Markets in the Territory, or EuroGen shall have received approval from the Relevant Regulatory Authorities of EuroGen’s variation for EuroGen’s release and packaging site for the Markets within the Territory.

8.2.5.                  At the Closing, Buyer shall deliver to Seller and EuroGen the following:

(a)                                  Closing Payment.  A wire transfer in the amount of the Closing Payment and the Inventory Purchase Price, in accordance with Sellers’ proper instructions as to payment.

(b)                                  Incumbency Certificate.  A certificate of the Secretary of Buyer as to incumbency and signature of the officer of the Buyer executing this Agreement.

(c)                                  Transition Services Agreement.  The Transition Services Agreement duly executed by the Buyer.

(d)                                  Distribution Agreement.  The Distribution Agreement duly executed by the Buyer.

(e)                                  Technical Agreement.  A Technical Agreement, duly executed by Buyer, in the form mutually agreed upon by the parties, which shall be an exhibit to the Distribution Agreement.

(f)                                    Patent License.  The Patent License duly executed by Buyer.

(g)                                 Resolutions.  Copies of the resolutions duly adopted by the board of directors of Buyer, authorizing Buyer to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the Closing Date.

(h)                                 Other Documents.  All other agreements, certificates, instruments and documents reasonably requested by Seller or EuroGen in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement; provided that nothing in this Section 8.2.5(g) is intended to alter the covenants of either party with respect to their regulatory obligations under this Agreement or any of their respective obligations under the ancillary agreements contemplated hereby.

SECTION 9. CERTAIN OBLIGATIONS AFTER CLOSING

9.1                               Transition and Cooperation.  From and after the Closing Date with respect to all of the Specified Assets, (a) each of Seller and EuroGen each shall fully cooperate to transfer to Buyer the control and enjoyment of the Specified Assets; (b) neither Seller nor EuroGen shall take any action, directly or indirectly, alone or together with others, which obstructs or impairs the smooth assumption by Buyer of the Specified Assets, including the transfer to Buyer of the Marketing Authorizations; and (c) each of Seller and EuroGen shall promptly deliver to Buyer all correspondence, papers, documents and other items and materials received by it or found to be in its possession included within the Specified Asset.

9.2                               Use of Names.  In each Market, beginning immediately after the later of the Market Transfer Date in such Market and the end of the term of the Transition Services Agreement, Seller and EuroGen shall cease all use of all fictitious names, product names and other names used by Seller or EuroGen solely with respect to the Seller Business at any time on or before the Market Transfer Date and included in the Specified Assets, except as may be necessary to perform their obligations hereunder.  Upon Buyer’s request, Seller and EuroGen shall promptly sign all Consents and other documents that may be necessary to allow Buyer to use or appropriate the use of any name used by Seller or EuroGen with respect to the Seller Business at any time on or before the Market Transfer Date.

9.3                               Contract Matters.  After the Closing, each Specified Contract (“Transferred Contract”) as to which (a) the Contract Rights of either Seller or EuroGen are included in the Specified Assets, and (b) Consent to the assignment thereof from Seller or EuroGen to Buyer may be required under such Transferred Contract or applicable Law but was not obtained on or before the Closing Date, shall be handled in accordance with the following provisions:

9.3.1.                  Consent.  Seller and EuroGen each shall fully cooperate with Buyer in Buyer’s efforts to obtain Consent to the assignment of such Transferred Contract.  If and when Consent to assignment of such Transferred Contract is obtained, such Transferred Contract shall no longer be subject to the provisions of this Section 9.3.

9.3.2.                  Subcontracting. Each of Seller and EuroGen shall make available to Buyer all Contract Rights and other benefits of such Transferred Contract, on a subcontract or sublease basis or in some other appropriate manner to the fullest extent reasonably practicable, and Buyer shall be considered an independent subcontractor or sublessee of Seller or EuroGen, or an agent of Seller or EuroGen, with respect to all matters concerning such Transferred Contract.  Without limiting the foregoing, Buyer shall be considered Seller’s or EuroGen’s agent for purposes of (a) collecting all amounts that may be due from the other party or parties to such Transferred Contract; and (b) negotiating or otherwise handling all disputes and issues that may arise in connection with such Transferred Contract.  Until Consent to assignment of each Transferred Contract is obtained, Buyer shall use commercially reasonable efforts to perform in accordance with the provisions of such Transferred Contract.  Buyer shall be entitled to retain all payments due from the other party or parties under the Transferred Contracts.  Without Buyer’s prior written consent, neither Seller nor EuroGen shall agree to any amendment, modification, extension, renewal, termination or other change in the terms of such Transferred Contract, nor shall either Seller or EuroGen exercise any Contract Right under such Transferred Contract.

9.3.3.                  Buyer’s Instructions.  At Buyer’s direction, each of Seller and EuroGen shall (a) give notice to the other party or parties to such Transferred Contract that Buyer is Seller’s or EuroGen’s subcontractor, sublessee or agent with respect thereto and that all further payments, notices and other communications with respect thereto shall be directed to Buyer; (b) agree to such amendments, modifications, extensions, renewals, terminations or other changes in the terms of such Transferred Contract as Buyer determines, in its sole discretion, are advisable; and (c) exercise any Contract Right under such Transferred Contract at such time and in such manner as Buyer determines, in its sole discretion, to be advisable.  Seller or EuroGen, as the case may be, shall promptly provide Buyer with a copy of each notice provided in accordance with this Section 9.3.3.

9.3.4.                  Collateral Assignment.  Effective as of the Closing Date, Seller and EuroGen each hereby collaterally assigns to Buyer (except and only to the extent that such collateral assignment is expressly prohibited by the terms of such Transferred Contract), and grants to Buyer a security interest in, all of Seller’s and EuroGen’s contract rights under such Transferred Contract and all cash and non-cash proceeds thereof, as security for the prompt and timely satisfaction and performance of each of Seller’s and EuroGen’s obligations under this Section 9.3.  Buyer shall have, and Seller and EuroGen shall deliver to Buyer at the Closing, possession of the original executed copy of such Transferred Contract.  Effective as of the Closing Date, each of Seller and EuroGen hereby appoints Buyer as such party’s attorney to take such actions, in such party’s name and on its behalf, as such attorney determines, in its sole discretion, to be necessary or advisable to protect, perfect and continue perfected the security interest granted hereunder including the execution and filing of such financing statements and other instruments and documents as such attorney determines, in its sole discretion, to be necessary or advisable for such purposes.

9.4                               Taxes.

(a)                                  Subject to Section 3.5, all sales, use, gross receipts, excise, registration, stamp duty, transfer or other similar taxes or governmental fees (“Transfer Taxes”) imposed or levied by reason of, in connection with or attributable to this Agreement and the transactions contemplated hereby shall be borne equally by Buyer on the one hand and Seller and EuroGen on the other.  The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes.  The party required by law to file a Tax Return with respect to such Transfer Taxes shall do so within the time period prescribed by law, and the other party shall promptly reimburse such party for 50% of the amount of such Transfer Taxes upon receipt of notice that such Transfer Taxes have been paid.

(b)                                  Seller and EuroGen shall be responsible for preparing and filing, at the Seller’s and EuroGen’s expense, within the times and in the manner prescribed by law (subject, however, to filing under any extension) all Tax Returns of Seller and EuroGen for all Tax periods.

(c)                                  Seller, EuroGen and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax proceeding relating to:  (i) the Specified Assets; (ii) the Seller Business; or (iii) the transactions contemplated by this Agreement.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any Tax audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Seller and EuroGen each agree to retain all books and records with respect to Tax matters pertinent to the Specified Assets or Seller Business relating to any taxable period beginning before the Closing Date until the longer of (x) sixty (60) days after the expiration of the statute of limitations of the respective taxable periods or (y) six (6) years, and to abide by all record retention agreements entered into with any Taxing Authority to the extent related to the Specified Assets or Seller Business.

9.5                               Regulatory Matters.

9.5.1.                  Buyer shall comply in all material respects with all applicable Laws with respect to Buyer’s distribution and other activities related to the Product in each Market until the applicable Market Transfer Date. Buyer shall have and maintain all necessary Permits to conduct the activities in which it engages with respect to the Product in each Market until the applicable Market Transfer Date.

9.5.2.                  Between sixty (60) and ninety (90) days following the Closing Date, Buyer shall provide Seller and EuroGen with a written request for EuroGen to make the submission necessary to transfer the Marketing Authorization in Germany to Buyer.  Within two (2) weeks after receipt of such request from Buyer, EuroGen shall submit such application or notification as is required to transfer the Marketing Authorization to the Relevant Regulatory Authority in Germany.

9.5.3.                  In each Market, from the Closing Date until the applicable Market Transfer Date, Seller and EuroGen shall use commercially reasonable efforts to submit variations as prepared by Buyer that are reasonably satisfactory to Seller and EuroGen.  Buyer shall pay any fees to the Relevant Regulatory Authorities in connection with the submission of such variations.  Except for those variations set forth on Schedule 9.5.3, Buyer shall be responsible for preparing all variations for filing with the Relevant Regulatory Authority.

9.5.4.                  In each Market, from the Closing Date until the applicable Market Transfer Date, Seller and EuroGen shall comply in all material respects with all applicable Laws with respect to the maintenance of the Marketing Authorization in such Market.  Seller and EuroGen shall notify Buyer promptly upon receiving any information that might jeopardize the maintenance, variation, renewal or transfer of the Marketing Authorization, including any notice of default or violation under any such Marketing Authorization.

9.5.5.                  Except as otherwise provided in this Agreement, the Distribution Agreement, the Technical Agreement or Drug Safety Agreement appended thereto, or the Transition Services Agreement, after the Closing Date and with respect to each Marketing Authorization until the applicable Market Transfer Date, Seller and EuroGen shall be solely responsible and liable for (i) taking all actions, paying all fees and conducting all communication with the Relevant Regulatory Authority required by Law with respect of such Marketing Authorization, including filing all reports (including adverse drug experience reports) with the appropriate Governmental Body; (ii) taking all actions and conducting all communications with the Relevant Regulatory Authorities with respect to Product sold pursuant to such Marketing Authorization including responding to complaints with respect thereto; and (iii) investigating all complaints and adverse drug experiences in respect of Product sold pursuant to such Marketing Authorization.

9.5.6.                  Except as provided otherwise in the Transition Services Agreement, and except as otherwise provided in this Agreement, from and after the transfer by the Seller to Buyer of each Marketing Authorization pursuant to the terms hereof, Buyer, at its cost, shall be solely responsible and liable for the Product and all responsibilities related to the transferred Marketing Authorization, including without limitation (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental Body required by Law in respect of such Marketing Authorization, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental Body; (ii) taking all actions and conducting all communication with Third Parties in respect of Product sold pursuant to such Marketing Authorization (whether sold before or after transfer of such Marketing Authorization), including responding to all complaints in respect thereof, including complaints related to tampering or contamination; and (iii) investigating all complaints and adverse drug experiences in respect of Product sold pursuant to such Marketing Authorization (whether sold before or after transfer of such Marketing Authorization).

9.6                               Returns.

9.6.1.                  From and after the Closing Date: (i) Buyer will be administratively and financially responsible for all returns of Product with respect to which Buyer received the economic benefit of the sale of such returned Product; and (ii) Buyer will be administratively responsible and Seller will be financially responsible for all returns of Product where Seller, EuroGen or a third party other than Buyer acting on behalf of either Seller or EuroGen received the economic benefit of the sale of such returned Product.  The administrative responsibility for returns shall be limited to handling communications with the customer making the return, receiving the returned Product, and issuing an appropriate credit or making an appropriate reimbursement to the returning third party.  Each Party shall destroy Product returned to it in accordance with applicable Laws regardless of whether it had the responsibility for the returned Product pursuant to this Section 9.6.1.  Documentation of any such destruction by the Seller or EuroGen shall be promptly provided to the Buyer.  Buyer shall invoice Seller for the expenses incurred in connection with any returns for which Seller is financially responsible, including the cost of destroying Product for which Seller or EuroGen is responsible.  Seller will pay such invoice within thirty (30) days of the date of invoice.  Each Party shall assist with processing returns where documentation is required to reconcile and resolve issues with Third Parties.

9.6.2.                  Seller shall be financially responsible for all rebates, wholesaler administration fees and group purchasing or oncology group organization management fees associated with, and all other forms of discounts granted by the Seller or EuroGen with respect to, and any claims for overcharges relating to, any Product manufactured or released by or on behalf of the Seller or EuroGen.  Buyer shall invoice Seller for any amounts paid by Buyer for which Seller is financially responsible under this Section 9.6.2.  Seller will pay such invoice within thirty (30) days of the date of invoice.

9.7                               Intentionally omitted.

9.8                               Restrictive Covenants.

9.8.1.                  Within each Market in the Territory, neither Seller nor EuroGen shall, for a period of three (3) years after the Market Transfer Date in each Market (the “Restricted Period”), in any capacity (including, but not limited to, owner, member, partner, shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), whether directly, indirectly or through Affiliates (other than a purchaser of all or substantially all of the assets of either Seller or EuroGen or a purchaser of greater than fifty percent (50%) of the issued and outstanding equity interests of either Seller or EuroGen (whether by merger, stock purchase or otherwise), in each case not otherwise an Affiliate of either Seller or EuroGen prior to such sale transaction, for their own account or for the benefit of any person or entity, establish or engage in the Seller Business; provided, however, that nothing herein shall restrict Seller and EuroGen from performing their obligations pursuant to the Transition Services Agreement.

9.8.2.                  Neither Seller nor EuroGen shall, during the Restricted Period, in any capacity (including, but not limited to, owner, member, partner, shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), whether directly, indirectly or through Affiliates, for its own account or for the benefit of any other person or entity, including without limitation, a person or entity in any business in competition with the Seller Business:

(a)                                  Solicit, hire, contract, engage, retain, divert, induce or accept business from or otherwise take away or interfere with any customer of Buyer (or an Affiliate thereof) or any prospective customer of Buyer (or any Affiliates thereof) with which Buyer (or any Affiliates thereof) has had a substantial business contact during the Restricted Period for the purpose of engaging in any activities prohibited by Section 9.8.1 hereof; provided, however, that nothing herein shall restrict either Seller or EuroGen from performing its obligations pursuant to the Transition Services Agreement.

9.8.3.                  Buyer shall not, prior to the later of the completion of all services under the Transition Services Agreement or the transfer of the last Marketing Authorization (the “Protected Period”), in any capacity (including, but not limited to, owner, member, partner, shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), whether directly, indirectly through Affiliates, for its own account or for the benefit of any other person or entity, including without limitation, a person or entity in any business in competition with the Seller Business: solicit (other than in a general solicitation), divert or induce any employee, agent or consultant of either Seller or EuroGen to leave or to work for Buyer or any person or entity with which Buyer is connected or, without the prior consent of Seller, hire, engage, employ or retain any such Seller or EuroGen employee, agent or consultant.

9.8.4.                  For the avoidance of doubt, nothing in Section 9.8.3 shall restrict Buyer from:

(a)                                  at any time, engaging in discussions with any employee of Seller or EuroGen and making an offer of employment with Buyer to commence after the Protected Period.  If an employee of Seller or EuroGen accepts such an offer of employment, Seller and EuroGen shall release the employee with immediate effect from any contractual obligations which may otherwise prevent him from freely commencing such employment with Buyer after the Protected Period; or

(b)                                  soliciting, diverting or inducing any Seller Service Employee, as defined by Section 9.16 of the U.S. Agreement, to leave or to work for Buyer or any person or entity with which Buyer is connected, or hiring, engaging, employing or retaining any such Seller Service Employee.

9.8.5.                  Neither Seller nor EuroGen shall, at any time after the date hereof, whether directly, indirectly or through Affiliates, disclose, communicate or divulge to any person or entity, or use for the benefit of any person or entity, any secret, confidential, or proprietary knowledge or information within the Specified Assets.

9.8.6.                  Neither Seller nor EuroGen shall, at any time after the date hereof, whether directly, indirectly or through Affiliates, publish or communicate disparaging or derogatory statements or opinions about the Business or Buyer (or any Affiliates thereof), including but not limited to, disparaging or derogatory statements or opinions about Buyer’s and/or its Affiliates’ management, products or services, to any third party.  It shall not be a breach of this Section for either Seller or EuroGen to testify truthfully in any judicial or administrative proceeding or to make statements or allegations in legal filings that are based on their reasonable belief and are not made in bad faith.

9.8.7.                  The parties hereto agree that any breach of the covenants and agreements contained in this Agreement will result in irreparable injury for which money damages could not adequately compensate and, therefore, in the event of any such breach, the non-breaching party shall be entitled (in addition to any other rights and remedies which it or they may have at law or in equity) to seek an injunction issued by any competent court of equity enjoining and restraining the breaching party and any other person or entity involved therein from continuing such breach.  If either party is obliged to resort to the courts for the enforcement of any of the covenants or agreements contained herein, or if such covenants or agreements are otherwise the subject of litigation between the parties, then the term of such covenants and agreements shall be extended for a period of time equal to the period of such breach.

9.8.8.                  The parties hereto acknowledge that a breach of any other agreement, whether written or oral, between or among, the Seller and EuroGen, on the one hand, and Buyer (or any Affiliate thereof), on the other hand, or any other actionable conduct by Buyer (or any Affiliates thereof), or any defense, set-off or counterclaim by Seller or EuroGen or any other related rights of Seller or EuroGen against Buyer (or any Affiliates thereof), will have no effect on any or all of the terms and provisions of this Agreement and its enforceability and validity.

9.8.9.                  If any portion of the covenants and agreements contained herein, or the application thereof, is construed to be invalid or unenforceable, then the other portions of such covenant(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions.  If any covenant or agreement herein is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, then the court making such determination shall have the power to reduce the area and/or duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

9.9                               Failure to Transfer Marketing Authorization.  If regulatory approval to transfer any Marketing Authorization in any Market in the Territory to Buyer is not obtained within thirty (30) calendar months after the Closing Date, where such failure is primarily due to any fault of Seller or EuroGen, Seller promptly (but in no event more than 5 days following such transfer deadline) shall pay to Buyer twenty percent (20%) of the purchase price assigned to such Marketing Authorization in Schedule 1.39; provided that if the Marketing Authorizations for the United Kingdom, Italy, France, Spain, Germany and Greece are all transferred within thirty (30) calendar months after the Closing Date, no such purchase price adjustment shall be made.  In addition, Seller and EuroGen may terminate any such Marketing Authorization upon or following payment to Buyer of such percentage with respect to such Marketing Authorization.  If Seller and EuroGen intend to withdraw any Marketing Authorization as permitted under this Section 9.9, prior to doing so, EuroGen shall meet with the Relevant Regulatory Authority to develop a strategy for such withdrawal, and shall permit Buyer to participate in any such meeting to the extent permitted by the Relevant Regulatory Authority.  Withdrawal will occur in line with the guidance provided by the Relevant Regulatory Authority.  EuroGen shall maintain its existence as an Entity until the later of: (a) the completion of transfer of all of the Marketing Authorizations to Buyer pursuant to this Agreement or thirty (30) calendar months after Closing, whichever is earlier, or (b) the completion of any time period after the transfer of the Marketing Authorizations required by applicable Law.

9.10                        Further Assurances.  At any time and from time to time after the Closing Date, at Buyer’s request and expense, and without further consideration, Seller and EuroGen shall promptly execute and deliver all such further agreements, certificates, instruments and documents, and perform such further actions, as Buyer may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement; provided that nothing in this Section 9.10 is intended to alter the covenants of either party with respect to their regulatory obligations under this Agreement or any of their respective obligations under the ancillary agreements contemplated hereby.

SECTION 10. Indemnification

10.1                        Survival of Representations and Warranties. The representations and warranties of the Seller and EuroGen and the Buyer set forth in this Agreement shall survive the Closing Date until eighteen (18) calendar months after the Closing Date (the “Survival Period”) and all rights to indemnification with respect thereto shall then terminate; provided, however, that the Survival Period shall not apply to the representations and warranties set forth in Section 4.1 (Organization), Section 4.2.1 (Authority), Section 4.5.1 (title to Specified Assets) and Section 4.10 (Taxes) hereof, and any representations and warranties relating to environmental matters (collectively, the above items in this proviso shall be referred to as “Carve-outs”) and either fraud or intentional misrepresentation with respect to representations and warranties.

10.2                        Seller’s and EuroGen’s Indemnification.  Seller and EuroGen, jointly and severally, shall indemnify and hold harmless the Buyer, and its respective successors and assigns, and their respective directors, officers, employees, agents and representatives (collectively, the “Buyer Group”), from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses including reasonable attorney’s fees and court costs (collectively, “Claims”), arising out of or caused by, or relating to any of the following:

10.2.1.           Misrepresentation.  Any misrepresentation, breach or failure of any warranty or representation made by either Seller or EuroGen in or pursuant to this Agreement or any agreement or document delivered in connection herewith.

10.2.2.           Nonperformance.  Any failure or refusal by either Seller or EuroGen to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by either or both of them.

10.2.3.           Non-Assumed Obligations.  Any Obligation of either Seller or EuroGen other than those expressly included in the Specified Liabilities including (a) any of the types of Obligations specifically excluded from the Specified Liabilities under Section 2.2; and (b) any such Obligation that may be imposed upon Buyer as a result of the failure by either

Seller or EuroGen to comply with any bulk sales, bulk transfer, fraudulent conveyance or similar Law of any jurisdiction that may be applicable to some or all of the transactions contemplated by this Agreement.

10.2.4.           Proceedings by Employees and Related Matters.  Any Proceeding, including but not limited to any Proceeding under the Employment Regulations, against Buyer or any member of the Buyer’s Group by or on behalf of any employee, director, officer, worker or self-employed contractor employed or engaged by either Seller or EuroGen in the Seller Business or any contractor or sub-contractor of either Seller or EuroGen in the Seller Business prior to the Closing Date.  Also, any Proceeding against Buyer in relation to the express termination of any contract of employment that transfers to Buyer pursuant to the Employment Regulations as a result of this Agreement; provided Buyer terminates such contract of employment within seven (7) days of the Closing Date or, if later, within seven (7) days of becoming aware of such transfer.

10.2.5.           Other Proceedings.  Any Proceeding against Buyer by or on behalf of any Person who, after the Closing hereunder, purchases or receives any of the stock of either Seller or EuroGen, which Proceeding relates to either Seller or EuroGen, or either of their businesses, Assets or ownership.

10.3                        Buyer’s Indemnification.  Buyer shall indemnify and hold harmless the Seller and EuroGen and each of their successors and assigns, and each of Seller’s and EuroGen’s directors, officers, employees, agents and representatives (collectively, the “Seller Group”), from and against any and all Claims, arising out of or caused by, directly or indirectly, any or all of the following:

10.3.1.           Misrepresentation.  Any misrepresentation, breach or failure of any warranty or representation made by Buyer in or pursuant to this Agreement or any agreement or document delivered in connection herewith.

10.3.2.           Nonperformance.  Any failure or refusal by Buyer to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by it.

10.4                        Procedure for Claims.

10.4.1.           A party entitled to indemnification (an “Indemnified Party”) shall give the party required to provide such indemnification (the “Indemnifying Party”) notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (a “Claim Notice”), within thirty (30) days of such determination, stating the amount of the Claim, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. Any failure to submit any such Claim Notice in a timely manner to the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder, except to the extent the Indemnifying Party is actually materially prejudiced by such failure.

10.4.2.    If the Indemnifying Party, within thirty business days after receipt of the Claim Notice, does not give written notice to the Indemnified Party announcing its intent to contest such Claim, the Claim shall be deemed accepted and the amount of the Claim shall be deemed a valid Claim, and the Indemnifying Party shall, within twenty business days after expiration of the prior notice period, deliver to the Indemnified Party the amount of the Claims set forth in the Claim Notice.  In the event, however, that the Indemnifying Party contests the assertion of a Claim by giving written notice to the Indemnified Party within the thirty business day period, then the parties shall act in good faith to reach agreement regarding such Claim.

10.4.3.    The obligations and liabilities of an Indemnifying Party under this Article 10 with respect to losses arising from Claims of any third party which are subject to the indemnification provided for in this Article 10 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within thirty days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 10 except to the extent the Indemnifying Party is actually materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article 10.  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any losses arising from Claims that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five days of the receipt of such notice from the Indemnified Party; provided, however, that if (i) there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, or (ii) if there is a reasonable probability that such Third Party Claim may have a Material Adverse Effect on the Indemnified Party other than as a result of money damages that are reasonably expected to be satisfied out of the Indemnification Amount, then the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim, at its sole cost and expense and through counsel of its own choice; and provided further, that (x) if such Third Party Claim involves a claim for an injunction against any business or operations of the Indemnified Party, (y) if such Third Party Claim involves a criminal proceeding, action, indictment, allegation or investigation, or (z) if the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim, then the Indemnified Party shall be entitled to maintain control of the defense of such Third Party Claim with counsel of its own choice (and the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim, at its sole cost and expense and through counsel of its own choice).  In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the

Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  No such Third Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party.

10.5        Limits on Indemnification.  The Indemnitor’s liability under this Article 10 shall be limited as follows:

10.5.1.    Threshold.  No amount shall be payable by the Buyer to the Seller or EuroGen pursuant to Section 10.3.1, or by the Seller or EuroGen to the Buyer pursuant to Section 10.2.1, unless and until the aggregate amount otherwise payable by Buyer, on the one hand, or Seller and EuroGen, on the other hand, pursuant to Section 10.2.1 or 10.3.1 hereof, as the case may be, exceeds $30,000 in the aggregate (the “Indemnity Threshold”).  At such time as the total aggregate amount payable by Buyer, on the one hand, or Seller and EuroGen on the other hand, pursuant to Section 10.2.1 or 10.3.1, as the case may be, exceeds the Indemnity Threshold, the applicable Indemnified Party shall be entitled to be indemnified against the full amount of all damages that have been incurred or suffered by such Indemnified Party in connection with Sections 10.2.1 or 10.3.1 of this Agreement (and not merely the portion of such damages exceeding the Indemnity Threshold).  The Indemnity Threshold shall not apply as a threshold to any and all Claims made with respect to (i) fraud or fraudulent misrepresentation with respect to representations and warranties, (ii) knowing, intentional or willful breaches of any representations and warranties, or (iii) any breach of any one of the Carve-outs.

10.5.2.    Indemnification Claim Limit.  Notwithstanding anything to the contrary contained in this Agreement, neither Buyer, on the one hand, nor Seller and EuroGen, on the other hand, shall have liability under Sections 10.2.1 and 10.3.1, as the case may be, in excess of fifteen percent (15%) of the actual Purchase Price paid for the Specified Assets (the “Indemnification Cap”); provided, however, that an Indemnified Party shall be entitled to recover the full amount of, and the Indemnification Cap shall not apply as a limitation on, any and all claims or payments made with respect to (i) fraud or fraudulent misrepresentation with respect to representations and warranties, (ii) knowing, intentional or willful breaches of any representations and warranties, and (iii) any breach of any one of the Carve-outs; provided, further, that to the extent the final determined amount of damages with respect to any Claim in is excess of the Indemnification Cap at the time of such determination, the Indemnified Party may collect such excess amount at such time as the Indemnification Cap has increased in connection with the payment of additional monies to Seller in connection with Section 3.2.1 (release of the Supply Holdback Amount) or Section 3.3 (Deferred Payments).

10.5.3.    Indemnification Claim Expiration.  Neither Buyer nor Seller nor EuroGen shall be entitled to indemnification for Claims relating to Sections 10.2.1 and 10.3.1, as the case may be, after the expiration of the applicable Survival Period; provided, however, that if any party delivers a Claim Notice, in good faith, to the other parties pursuant to this Agreement prior to the expiration of the applicable Survival Period, any claims set forth in such Claim Notice shall survive until such time as such claims are fully and finally resolved notwithstanding the expiration of the Survival Period.

10.5.4.    Special, Consequential, Incidental, Punitive and Exemplary Damages.  Notwithstanding anything to the contrary in this Agreement, other than in connection with breaches of representations and warranties contained in this Agreement, neither Buyer nor Seller nor EuroGen shall be entitled to indemnification, pursuant to the indemnification provisions of this Article 10 or otherwise, for any special, consequential, incidental, punitive or exemplary damages that may be imposed upon, suffered or incurred by any party.

10.5.5.    Third Party Recoveries.  Notwithstanding anything to the contrary in this Agreement, the amount of any losses arising from Claims for which any party shall be entitled to indemnification pursuant to this Article 10 shall be reduced, on a dollar for dollar basis, by the amount of any insurance proceeds recovered in respect thereof or any other amount recovered under any indemnity, contribution or other similar arrangement with a third Person in respect thereof.  Prior to recovering any indemnification pursuant to this Section 10, Seller or EuroGen or Buyer, as the case may be, shall use commercially reasonable efforts to collect any and all available amounts under any available insurance policies or agreements of indemnity, contribution or other similar arrangements with third Persons.

10.6        Exclusive Remedy.  Without limiting the rights or remedies any party may have for fraud or intentional breach, the exclusive remedy for all losses with respect to Claims incurred or purported to be incurred by any Indemnified Party for breach of any representations, warranties or covenants contained in this Agreement shall be as set forth in this Article 10.

10.7        Setoff.  In addition to all other rights and remedies that an Indemnified Party may have, with respect to undisputed or finally adjudicated Claims, such Indemnified Party shall have the right to setoff, against any amounts due to the Indemnifying Party under this Agreement, any sums for which such Indemnified Party is entitled to indemnification under this Article 10.  The Indemnified Party’s rights to indemnification under this Article 10 shall not be in any manner limited by or to this right of setoff.  If any Claims that are undisputed or finally resolved at a time when the Indemnified Party is required to pay or deliver any amount due to the Indemnifying Party, then the Indemnified Party shall have the right, upon notice to the Indemnifying Party, to withhold from such payment the total amount for which the Indemnifying Party has been determined to be liable as a result thereof, as determined in accordance with the procedures described in Section 10.4; provided, however, that the foregoing shall not limit Section 3.2.2 hereof.

SECTION 11. Termination

11.1        Right to Terminate.  Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:

11.1.1.    by mutual consent of the Buyer and the Seller and EuroGen;

11.1.2.    by the Buyer, on the one hand, or the Seller and EuroGen, on the other hand, if the Closing shall not have occurred by March 31, 2007, provided, however, that the right to terminate this Agreement under this Section 11.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

11.1.3.    by the Buyer, on the one hand, or the Seller and EuroGen, on the other hand, if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.4.    by the Seller and EuroGen if they are not in material breach of their obligations under this Agreement and there has been a Material Adverse Effect with respect to the business of Buyer; or

11.1.5.    by the Buyer if it is not in material breach of its obligations under this Agreement and there has been a Material Adverse Effect.

11.2        Obligations to Cease.  In the event that this Agreement shall be terminated pursuant to Section 11.1 hereof, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except for (i) the obligations with respect to publicity contained in Section 12.1 hereof and (ii) the obligations with respect to costs contained in Section 12.2 hereof.

SECTION 12. Other Provisions

12.1        Publicity.  At all times before the Closing Date, without the prior written consent (which consent shall not be unreasonably withheld) of the other parties hereto, none of the parties hereto shall issue any announcement, press release, public statement or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prevent any party hereto, at any time, from furnishing any required information to any Governmental Body or from issuing any announcement, press release, public statement or other information to the press or any third party with respect to the Agreement or the transaction contemplated hereby if required by Law or any stock exchange or inter-dealer quotation system on which the securities of a party are traded.  If a party is required by Law or stock exchange requirements to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, with a reasonable opportunity to comment thereon, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.  Moreover, notwithstanding any other provision of this agreement, there shall be no limitation on either party’s ability to consult any tax advisor, whether or not independent from the parties, regarding the U.S. federal income tax treatment or tax structure of the transaction described in this Agreement.  The Buyer may disclose the existence and terms of this Agreement to its parent corporation, its lenders and professional advisors.

12.2        Fees and Expenses.  Subject to Section 3.5, Buyer shall pay all of the fees and expenses incurred by it, and Seller and EuroGen each shall pay all of the fees and expenses incurred by Seller and EuroGen, in negotiating and preparing this Agreement (and all other

Contracts and documents executed in connection herewith or therewith) and in consummating the transactions contemplated hereby.

12.3        Notices.  Any notices, requests, demands or other communications required or permitted to be sent hereunder shall be delivered personally or by facsimile, sent by overnight or international courier or mailed by registered or certified mail, return receipt requested, to the following addresses, and shall be deemed to have been received on the day of personal delivery or delivery by facsimile, one business day after deposit with an overnight domestic courier or three business days after deposit in the mail:

If to Buyer:	Mayne Pharma plc
Attention: President and CEO
Queensway
Leamington Spa
CV31 3RW UK

With a copy to:	Vice President and general Counsel
Facsimile: (201) 225-5567

With a copy to:	Mayne Pharma (USA) Inc.
650 From Road
Mack-Cali Centre II, Second Floor
Paramus, New Jersey 07652
Attention: President and CEO
Facsimile: (201) 225-5505

With a copy to:	Blank Rome LLP
One Logan Square
Philadelphia, PA 19103
Attn: James Staiger, Esq.
Telefax: (215) 832-5404

If to EuroGen:

If to Seller:	SuperGen, Inc.
4140 Dublin Boulevard, Suite 200
Dublin, California 94568
Attn: James S. Manuso, Ph.D.; President and Chief Executive Officer
Telefax:

With a copy to:	Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304
Attn: Stephanie Sharon, Esq.
Fax: (650) 493-6811

12.4        Survival.  All rights with respect to breaches of the covenants under Article 7 and all rights under Article 9, together with any rights of indemnification made in this Agreement or pursuant hereto shall survive the date of this Agreement and the Closing Date and the consummation of the transactions contemplated by this Agreement, subject to the provisions of Article 10.

12.5        Interpretation of  Representations.  Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied.

12.6        Reliance by Buyer.  Subject to Section 10.6, notwithstanding the right of Buyer to investigate the Seller Business, Specified Asset, financial condition of the Seller Business and otherwise, and notwithstanding any knowledge obtained or obtainable by Buyer as a result of such investigation, Buyer has the unqualified right to rely upon, and has relied upon, each of the representations and warranties made by Seller and/or EuroGen in this Agreement or pursuant hereto (which are bargained for assurances).

12.7        Entire Understanding.  This Agreement, together with the Exhibits and Schedules hereto, state the entire understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof including all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto.  No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.  Nothing contained in Section 10 or elsewhere in this Agreement shall be deemed to limit (or adversely affect) in any manner any right or remedy of any Indemnified Party under any of the agreements contemplated by this Agreement.

12.8        Assignment.  This Agreement shall bind, benefit, and be enforceable by and against Buyer, Seller and EuroGen and their respective successors and consented-to assigns.  No party shall in any manner assign any of such party’s rights or obligations under this Agreement without the express prior written consent of the other parties, provided, however, Buyer shall not be required to obtain the express prior written consent of the other parties in connection with its assignment of this Agreement or any of its rights or obligations hereunder in connection with any reorganization of, or transfer of assets to its Affiliates.

12.9        Waivers.  Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.  Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

12.10      Severability.  If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

12.11      Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

12.12      Section Headings.  Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

12.13      References.  All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

12.14      Controlling Law.  THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

12.15      Jurisdiction and Process.  In any action between or among any of the parties, whether arising out of this Agreement, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12.3, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).

12.16      No Third-Party Beneficiaries.  No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto.

12.17      Neutral Construction.  In view of the fact that each of the parties hereto have been represented by their own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement effective as of the day and year first above written.

MAYNE PHARMA plc

By:	/s/ THIERRY SOURSAC
Name:	Thierry Soursac
Title:	Chief Executive Officer & Managing Director

EUROGEN PHARMACEUTICALS LTD.

By:	/s/ JAMES S. Manuso
Name:	James S. Manuso, Ph.D.
Title:	Chairman

SUPERGEN, INC.

By:	/s/ James S. Manuso
Name:	James S. Manuso, Ph.D.
Title:	President and Chief Executive Officer

[Signature page to Asset Acquisition Agreement]